PROXY STATEMENT/PROSPECTUS

                                   PROSPECTUS

                              FOR COMMON SHARES OF
                          INTELECT COMMUNICATIONS, INC.

                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF SHAREHOLDERS

                     INTELECT COMMUNICATIONS SYSTEMS LIMITED

                         TO BE HELD ON DECEMBER 4, 1997

        This Proxy Statement/Prospectus accompanies the Notice (the "Notice") of the Special General Meeting of Shareholders of Intelect Communications Systems Limited (the "Company") and is furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Special Meeting of Shareholders of the Company (the "Meeting") and at any and all adjournment or postponement of such Meeting. The Meeting is to be held on Thursday, December 4, 1997, at 9:00 a.m. at the offices of the Company located at 1225 Commerce Street, Richardson, Texas 75081. It is expected that solicitation of proxies will be primarily by mail, however, the Company will retain agents to solicit proxies. The Company has retained Regan & Associates, Inc., a professional solicitation firm, which will assist in soliciting proxies for a fee estimated at $6,250 plus reimbursement of out-of-pocket expenses. The costs of solicitation will be borne by the Company. Unless otherwise stated, all amounts included in this Proxy Statement are stated in U.S. dollars.

        This Proxy Statement/Prospectus relates to a proposed plan of merger, the principal effect of which will be to restructure the Company as a publicly traded U.S. domiciled corporation (the "Reorganization"). The Reorganization will be effected pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Intelect Communications, Inc., a Delaware corporation that is currently a wholly-owned subsidiary of the Company ("Intelect (Delaware)"), and Intelect Merger Co., a newly-formed Delaware corporation which is a wholly-owned subsidiary of Intelect (Delaware) ("Merger Co."). As a result of the Reorganization, among other things, (i) Merger Co. will be merged ("amalgamated" under Bermuda law) with the Company (the "Merger") pursuant to the Merger Agreement, the form of which is attached as Appendix 1 hereto; (ii) except for Company Common Shares, $.01 par value per share ("Company Common Shares") which are held by Company shareholders who properly exercise their dissenters' rights under Bermuda law ("Dissenting Shares"), each outstanding Company Common Share will be converted into the right to receive one common share, $.01 par value per share, of Intelect (Delaware) ("Intelect (Delaware) Common Shares"), (iii) except for shares of the Company's 10% Cumulative Convertible Preferred Shares, Series A, $.01 par value per share ("Company Preferred Shares") which are held by Company shareholders who properly exercise their dissenters' rights under Bermuda law, each outstanding Company Preferred Share will be converted into the right to receive one 10% Cumulative Convertible Preferred Share, Series A, $.01 par value per share, of Intelect (Delaware) ("Intelect (Delaware) Preferred Shares"), (iv) the Company will become a wholly-owned subsidiary of Intelect (Delaware), (v) all warrants for Company Common Shares validly existing and outstanding on the effective date of the Merger Agreement will become obligations of Intelect (Delaware); and (vi) each holder of options to purchase Company Common Shares issued by the Company pursuant to the Company's Stock Incentive Plan (the "Company Plan") whether vested or unvested ("Company Options"), will be granted substitute options to purchase an equal number of Intelect (Delaware) Common Shares pursuant to Intelect (Delaware)'s Stock Incentive Plan ("Intelect (Delaware) Stock Incentive
Plan) on the same terms and conditions and at the same exercise price per share as presently provided for by the Company Options. The Intelect (Delaware) Stock Incentive Plan is identical in all material respects to the Company Plan, and the Company Plan will be terminated if the Merger is consummated. The Reorganization will not change the Company's assets, liabilities, or operations on a consolidated basis.

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        This Proxy Statement/Prospectus serves as a Prospectus of Intelect
(Delaware) with respect to up to 24,000,000 Intelect (Delaware) Common Shares to be issued in the Merger in exchange for the Company Common Shares, 4,219,409 Intelect (Delaware) Preferred Shares to be issued in the Merger in exchange for the Company Preferred Shares, and warrants to purchase up to 2,515,068 of Intelect (Delaware) Common Shares, which warrants are to be received in exchange for the outstanding warrants to purchase up the same amount of Company Common Shares. Each person who controls or who is under common control with the Company at the time the Merger is submitted for a vote of the Company shareholders may, in connection with any distribution of Intelect (Delaware) Common Shares received in the Merger, be deemed to be an "affiliate" of the Company and thus an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such stock is sold pursuant to paragraph (d) of Rule 145 promulgated under the Securities Act, pursuant to an effective registration statement filed under the Securities Act with respect to such shares or pursuant to another applicable exemption therefrom. This Proxy Statement/Prospectus does not cover any resales of the Intelect (Delaware) Common Shares received by Company shareholders upon consummation of the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale. See "Reorganization Proposal -- Securities Law Considerations."

        This Proxy Statement/Prospectus also serves as the proxy statement in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Meeting to be held for the purpose of approving the proposed Merger and the Intelect (Delaware) Stock Incentive Plan.

        The Notice of Meeting, this Proxy Statement/Prospectus, and the enclosed proxy are being first mailed to shareholders on or about November 3, 1997.

The Meeting has been called to consider and take action on the following proposals:

        1. To consider and vote upon the Reorganization Proposal, the principal effect of which will be to restructure the Company as a publicly traded U.S. domiciled corporation, and which would be effectuated pursuant to the Merger Agreement by and among the Company, Intelect (Delaware), and Merger Co., pursuant to which, among other things, (a) Merger Co. will be merged with the Company, (b) except for Company Common Shares which are held by Company shareholders who properly exercise their dissenters' rights under Bermuda law, each outstanding Company Common Share will be converted into the right to receive one Intelect (Delaware) Common Share, (c) except for Company Preferred Shares which are held by Company shareholders who properly exercise their dissenters' rights under Bermuda law, each outstanding Company Preferred Share will be converted into the right to receive one Intelect (Delaware) Preferred Share, (d) the Company will become a wholly-owned subsidiary of Intelect (Delaware), and (e) each holder of Company Options, issued pursuant to the Company Plan, whether vested or unvested, will be granted an equal number of Intelect (Delaware) Common Shares pursuant to the Intelect (Delaware) Stock Incentive Plan on the same terms and conditions and at the same exercise price per share as presently provided for by the Company Options. THE REORGANIZATION PROPOSAL IS MORE COMPLETELY DESCRIBED IN THE MERGER AGREEMENT, THE FORM OF WHICH IS ATTACHED AS APPENDIX 1 TO THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

        2. To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

        The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

        ANY INVESTMENT IN INTELECT (DELAWARE) COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS, BEGINNING ON PAGE 11, FOR A DISCUSSION OF CERTAIN CONSIDERATIONS AND RISKS RELEVANT TO THE CHOICES OF SHAREHOLDERS OF THE COMPANY REGARDING THE REORGANIZATION PROPOSAL AND THEIR INVESTMENT IN SECURITIES OF INTELECT (DELAWARE) REFERRED TO HEREIN.

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
        THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR OTHER SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE OR OTHER SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        UNTIL NOVEMBER 24, 1997 (25 DAYS AFTER THE DATE OF THIS PROXY STATEMENT/PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN INTELECT (DELAWARE) COMMON SHARES MAY BE REQUIRED TO DELIVER A PROSPECTUS.

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS OCTOBER 30, 1997.

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
                              AVAILABLE INFORMATION

        The Company is, and has been, subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). The reports and other information filed and to be filed by the Company and Intelect (Delaware) with the Securities and Exchange Commission (the "SEC"), as well as the S-4 Registration Statement (and the exhibits and schedules thereto) may be inspected and copied at the Public Reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 and the SEC Regional Offices: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Additionally, copies of such material may be accessed, inspected, and downloaded, at no cost beyond internet provider-imposed service fees, via the SEC internet web page located at HTTP://WWW.SEC.GOV. In addition, certain material to be filed by Intelect (Delaware) may be inspected at the National Association of Securities Dealers, Inc. ("NASD"), Public Reference Room, 1735 K Street, NW, Washington, D.C. 20006-1506.

        Intelect (Delaware) is not currently subject to the reporting and informational requirements of Sections 13 or 15(d) of the Exchange Act and, therefore, does not file reports, proxy statements, and other information required thereby. Intelect (Delaware) has filed a registration statement on Form S-4 (the "Registration Statement"), of which this Proxy Statement/Prospectus forms a part, with the SEC under the Securities Act with respect to the Intelect (Delaware) Common Shares issuable in connection with the Reorganization. This Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete, and in each instance that reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement is qualified in its entirety by such reference. Intelect (Delaware) has filed a Registration Statement on Form 8-A under the Exchange Act (the "Form 8-A") with respect to the Intelect (Delaware) Common Shares and it is intended that the Form 8-A will be declared effective concurrently with the Registration Statement. Upon the effectiveness of the Form 8-A, Intelect (Delaware) will be subject to the reporting and informational requirements of the Exchange Act and will file reports and other information in connection therewith.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, INTELECT (DELAWARE), OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

        NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER WILL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY, MERGER CO., OR INTELECT (DELAWARE) SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the SEC by the Company are incorporated by reference in this Proxy Statement/Prospectus:

        1. The Company's Annual Report on Form 10-K filed on April 15, 1997 and the Form 10-K/A filed on April 30, 1997;

        2. The Company's Quarterly Reports on Forms 10-Q filed on May 15, 1997 and August 14, 1997;

        3. The Company's Current Reports on Forms 8-K filed on March 27, May 8, and August 20, 1997;

                and

        4. The description of the Company's Common Shares set forth in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act on Form 8-A, and any amendment or report filed for the purpose of updating any such description.

        The report of KPMG Peat Marwick on the aforementioned consolidated financial statements contained in the Company's Annual Report on Form 10-K filed on April 15, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses from continuing operations, is dependent upon the successful development and commercialization of its products and its ability to secure adequate sources of capital until the Company is operating profitably, and that these matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the date of the Meeting shall be deemed to be incorporated by reference herein and shall be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement in this Proxy Statement/Prospectus or in any other subsequently filed document which is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

        THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. AS A RESULT OF ONE OR MORE OF THE RISK FACTORS DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS, ACTUAL EVENTS AND RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS.

        THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO THE COMPANY WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO THE COMPANY (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON REQUEST, FROM INTELECT COMMUNICATIONS SYSTEMS LIMITED,
ATTENTION: EDWIN J. DUCAYET, JR., 1100 EXECUTIVE DRIVE, RICHARDSON, TEXAS 75081,
(972) 367-2100.

        IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 24, 1997.

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

                                TABLE OF CONTENTS

AVAILABLE INFORMATION ........................................................   4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ..............................   4
SUMMARY ......................................................................   8
RISK FACTORS .................................................................  11
     Income Tax Consequences .................................................  11
     Recent Operating Losses .................................................  12
     Fluctuations in Operating Results; Customer Concentration ...............  12
     Rapid Technological Change and Importance of New Products ...............  12
     Competition .............................................................  13
     Management of Growth ....................................................  13
     Dependence on Product Components; Single Sources of Supply;
        Dependence on a Single Facility ......................................  14
     Dependence Upon Third Parties to Market and Service the Products ........  14
     Dependence on Proprietary Technology ....................................  14
     Government Regulation and Legal Uncertainties ...........................  15
     Contingent Liabilities ..................................................  15
     Dependence on Key Personnel; Retention of Employees .....................  16
     Value of Shares of Stock; Market for Common Stock; Stock Price Volatility  16
REGULATORY APPROVALS .........................................................  16
SELECTED FINANCIAL DATA ......................................................  16
MARKET PRICE AND DIVIDENDS ...................................................  19
PRICE RANGE OF COMPANY COMMON SHARES .........................................  19
CERTAIN COMPARATIVE PER SHARE DATA ...........................................  20
HOLDINGS OF MANAGEMENT .......................................................  20
THE MEETING ..................................................................  21
     General .................................................................  21
     Solicitation of Proxies .................................................  21
     Appointment and Revocation of Proxies ...................................  21
     Exercise of Discretion by Proxies .......................................  21
     Dissenters' Rights of Appraisal .........................................  22
     Voting Shares, Quorum, and Vote Required ................................  22
THE REORGANIZATION PROPOSAL ..................................................  22
     Principal Features of the Reorganization Proposal .......................  23
     Operations of the Company and Management Following the Reorganization ...  24
     Trading in Intelect (Delaware) Common Shares Following the Reorganization  24
     Amendment or Termination of the Merger Agreement ........................  24
     Principal Reasons for the Reorganization Proposal .......................  24
     Treatment of the Company's Securities and Other Obligations .............  25
     Description of Intelect (Delaware) Securities ...........................  26
     Accounting Treatment ....................................................  28
     Nasdaq Listing ..........................................................  29
     Securities Laws Considerations ..........................................  29
     Conditions to the Reorganization ........................................  29
     Interests of Certain Persons ............................................  29
INCOME TAX CONSIDERATIONS TO SHAREHOLDERS ....................................  30
     United States Federal Income Tax Considerations .........................  30
     Bermuda Tax Considerations ..............................................  31
COMPARATIVE RIGHTS OF SHAREHOLDERS ...........................................  31
     General .................................................................  31
     Bermuda and Delaware Corporate Law ......................................  31
     Charter and Bylaw Provisions ............................................  38

RIGHTS OF DISSENTING SHAREHOLDERS ............................................  40
VOTE REQUIRED TO APPROVE THE REORGANIZATION PROPOSAL
     AND BOARD RECOMMENDATION ................................................  41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ...............  41
MANAGEMENT ...................................................................  43
BOARD AND COMMITTEE MEETINGS .................................................  44
EXECUTIVE COMPENSATION .......................................................  45
     Compensation of Directors ...............................................  45
     Compensation of Executive Officers ......................................  46
     Compensation Committee Interlocks and Insider Participation .............  48
     Compensation Committee Report on Executive Compensation .................  48
     Section 16(a) Beneficial Ownership Reporting Compliance .................  50
     Employee Agreements .....................................................  50
     Comparative Stock Performance ...........................................  51
     Certain Transactions ....................................................  52
ANNUAL REPORT ON FORM 10-K ...................................................  52
OTHER MATTERS ................................................................  53
SHAREHOLDER PROPOSALS AND SUBMISSIONS FOR 1998 ANNUAL MEETING ................  53
TRANSFER AGENTS AND REGISTRARS ...............................................  53
LEGAL MATTERS ................................................................  53
EXPERTS ......................................................................  53
APPROVAL OF PROXY STATEMENT/PROSPECTUS BY BOARD OF DIRECTORS .................  53

        Appendix 1 Agreement and Plan of Merger

        Appendix 2 Amended and Restated Certificate of Incorporation of Intelect
                   Communications, Inc.

        Appendix 3 Restated By-laws of Incorporation of Intelect Communications,
                   Inc.

        Appendix 4 Excerpts from the Companies Act 1981 of Bermuda, as amended

                                        7
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                                     SUMMARY

           The following is a brief summary of certain information contained elsewhere in this Proxy Statement/-Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in or incorporated by reference in this Proxy Statement/Prospectus and the exhibits hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. Unless otherwise indicated, all dollar amounts are stated in U.S. dollars.

INTELECT COMMUNICATIONS SYSTEMS LIMITED

The Company, incorporated under the laws of Bermuda, is a holding company, and through its operating subsidiaries it is currently engaged in the business of designing, producing, and marketing products, technologies, and services for multimedia applications in telecommunications and networking. The Company's products and services, owned and provided through its subsidiaries, include SonetLYNXTM digital fiber-optic multiplexers; CS4TM intelligent programmable telecommunications switches; comprehensive services by DNA Enterprises for system architecture, software development, hardware design, and digital signal processing products; LANscapeTM, PanoramaTM and VuBridgeTM multimedia network videoconferencing systems; and S4TM mission-critical communications control systems. The Company conducts its operations in the United States through Intelect (Delaware). The principal executive offices of the Company are located at 1100 Executive Drive, Richardson, Texas 75081; its telephone number is (972) 367-2100.

INTELECT COMMUNICATIONS, INC.

Intelect (Delaware), incorporated under the laws of Delaware, is currently a wholly-owned subsidiary of the Company. Intelect (Delaware) is the parent company of all other operating Company subsidiaries in the United States, and is the entity through which the Company currently conducts its operations in the United States. The principal executive offices of Intelect (Delaware) are located at 1100 Executive Drive, Richardson, Texas 75081; its telephone number is (972) 367-2100.

EFFECT OF THE REORGANIZATION

The effect of the Reorganization will be that shareholders of the Company will become shareholders of Intelect (Delaware), with Intelect (Delaware) becoming the publicly traded company. Intelect (Delaware) will replace the Company as the holding company for the Company and its subsidiaries. The Reorganization will be accomplished by means of a merger transaction (an "amalgamation" under Bermuda law) between the Company and Merger Co., a wholly-owned Delaware subsidiary of Intelect (Delaware), which in turn is a wholly owned Delaware subsidiary of the Company. In the merger, each Company Common Share will be automatically converted into the right to receive one Intelect (Delaware) Common Share, and each Company Preferred Share will be automatically converted into the right to receive one Intelect (Delaware) Preferred Share. These transactions will not affect the business, assets, liabilities, or operations of the Company on a consolidated basis.

VOTE REQUIRED

The approval and adoption of the Reorganization Proposal by shareholders of the Company will require the affirmative vote of the holders of 75% of the Company Common Shares present or represented and voting at the Meeting and by 75% of the Company Preferred Shares present or represented and voting at the Meeting, the Company Common Shares and the Company Preferred Shares voting separately. The presence of two shareholders (or proxy holders representing shareholder(s)) holding in the aggregate in excess of 35% of the issued and outstanding shares entitled to vote constitutes a quorum at the Meeting. As of October 28, 1997, the directors and executive officers of the Company and its respective affiliates, as a group, may be deemed to be the beneficial

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
owners of 1,701,906 Company Common Shares, representing approximately 6.89% of the outstanding Common Shares of the Company. The directors and executive officers of the Company have indicated that they intend to vote their respective Company Common Shares in favor of the Reorganization. The holder of all of the Company Preferred Shares has also indicated that it intends to vote all of its Company Preferred Shares in favor of the Reorganization.

DISSENTERS' APPRAISAL RIGHTS WITH RESPECT TO THE REORGANIZATION

Under Bermuda law, the Company's shareholders who do not vote for the Reorganization may elect to have the "fair value" of their shares determined in accordance with Section 106 of The Companies Act 1981 (Bermuda), as amended (the "Companies Act"), and paid to them in cash if the Reorganization is consummated and if they comply with the provisions of said Section 106. See "Dissenting Shareholders Rights." Unless waived by the Company, it is a condition of the Merger that the number of the Company Common Shares held by shareholders of the Company who properly exercise their dissenters' rights shall not exceed an amount which, in the opinion of the Board of Directors, would represent an unacceptable cash cost in light of the Company's current and anticipated cash requirements.

BACKGROUND OF AND REASONS FOR THE REORGANIZATION

The Board of Directors believes that the Reorganization, which will result in Intelect (Delaware) replacing the Company as the holding company for the Company and its subsidiaries, will afford the Company the opportunity to capitalize more effectively upon its efforts to enhance shareholders' value over the long term. The Company views the United States markets as its primary source for raising capital and the Company believes that the Reorganization will facilitate access to such markets and increase the Company's flexibility to meet its future financing needs. As part of its expected growth strategy for the short and medium term, the Company expects to pursue opportunities to invest in other U.S. based companies in the multimedia communications industry, as it has done in the past. The price for any potential acquisitions may be in Intelect (Delaware) Common Shares and the Company believes that Intelect (Delaware) Common Shares will be more attractive as consideration for such acquisitions if the issuer is domiciled in the United States. The Board of Directors and senior management believe that the Reorganization will improve the Company's flexibility and ability to meet its future equity and debt financing needs, enhance the marketability of the Company's shares by raising the Company's profile in U.S. capital markets, provide investors with an opportunity to assess the Company on a more comparable footing with its U.S. domiciled competitors and, over time, have a positive effect on the trading of the Company's stock. In addition, for many years, Delaware has followed a policy of encouraging incorporation in that State and has adopted comprehensive, modern, and flexible corporate laws to meet the changing needs of today's corporations. The Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of law has developed construing Delaware law and establishing public policies with respect to Delaware corporations. In addition, the Company does not conduct any operations in Bermuda, and its current operations are conducted almost entirely in the United States. The Company has registered its Company Common Shares under the Securities Act and the Exchange Act and a large majority of the Company's shareholders reside in the U.S. Consequently, the Company is required to comply with both Bermuda and U.S. tax, corporate, and securities laws, which is both expensive and time consuming. Becoming a Delaware corporation is expected to simplify the Company's tax and securities filings, accounting and operations, and substantially reduce both the cost and the burden of these reporting obligations.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY

The Board of Directors of the Company has unanimously approved the Reorganization Proposal, believes it to be in the best interests of the Company and its shareholders, and unanimously recommends approval of the Reorganization to the shareholders.

EFFECTIVE DATE OF THE REORGANIZATION

Subject to Bermuda regulatory approval, the Reorganization will become effective upon filing, with the Secretary of State of the State of Delaware and the Registrar of Companies in Bermuda, a certificate of merger with respect to the merger of Merger Co. with the Company, which is anticipated to occur as promptly as practicable after shareholder approval of the Reorganization has been obtained (the "Effective Date").

Conditions to the Reorganization and Regulatory Approvals

The obligations of the Company and Intelect (Delaware) to effect the Reorganization are subject to the satisfaction of the following conditions:

1. The Reorganization Proposal shall have been approved by the affirmative vote of holders of the Company Common Shares representing at least 75% of the votes present or represented and voting at the Meeting and by holders of the Company Preferred Shares representing at least 75% of the votes present or represented and voting at the Meeting;

2. Rights of dissent and appraisal being exercised by Company shareholders shall not, in the opinion of the Board of Directors, represent an unacceptable cash cost in light of the Company's current and anticipated cash requirements;

3. Intelect (Delaware) Common Shares issuable to Company shareholders pursuant to the Reorganization, as well as such other Intelect (Delaware) Common Shares required to be reserved for issuance in connection with the Reorganization, shall have been authorized for trading on the Nasdaq National Market upon official notice of issuance;

4. There shall be no temporary restraining order, preliminary injunction, or other legal restraint or prohibition preventing the consummation of the Reorganization;

5. The Company shall have filed the Certificate of Merger with the Delaware Secretary of State and with the Bermuda Registrar of Companies; and

6. The consent of the Minister of Finance to the Merger pursuant to Section 104B of the Companies Act shall have been obtained.

The Company is not aware of any other regulatory filings or approvals that would be required in order to consummate the Reorganization.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION

The Reorganization, if approved, has been structured as a tax-free reorganization under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). Based upon the advice of Arthur Andersen LLP, the Company believes that the U.S. shareholders generally will not incur any income tax liability solely by reason of the Reorganization unless a shareholder exercises dissenters' rights in which case capital gains taxes will apply. ALL COMPANY SHAREHOLDERS SHOULD READ CAREFULLY THE MORE DETAILED DISCUSSION UNDER "REORGANIZATION PROPOSAL -- INCOME TAX CONSIDERATIONS TO SHAREHOLDERS" AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

CERTAIN BERMUDA INCOME TAX CONSEQUENCES OF THE REORGANIZATION

A Bermuda citizen shareholder should not incur any income tax liability solely by reason of the Reorganization. See "Reorganization Proposal -- Income Tax Considerations to Shareholders."

COMPARISON OF SHAREHOLDERS' RIGHTS

The Company is organized under the laws of Bermuda, while Intelect (Delaware) is organized under the laws of Delaware. As a consequence, there are certain differences between the laws that govern the rights of shareholders of the Company and those that govern the rights of shareholders of Intelect (Delaware). Additionally, there are certain differences between the respective charter documents and by-laws of the Company and Intelect (Delaware). See "Comparative Rights of Shareholders."

NASDAQ LISTING AND SHARE TRADING

The Company Common Shares are listed and traded on the Nasdaq National Market under the symbol "ICOMF." Intelect (Delaware) has applied to have the Intelect (Delaware) Common Shares approved for listing on the Nasdaq National Market under the symbol "ICOM" subject to official notice of issuance. The Nasdaq National Market will consider the delivery of existing stock certificates representing Company Common Shares as constituting "good delivery" of Intelect (Delaware) Common Shares in transactions subsequent to the Merger. Accordingly, it will not be necessary for shareholders to exchange their existing stock certificates for stock certificates of Intelect (Delaware).

ACCOUNTING

Treatment The Reorganization will be accounted for in a manner similar to a pooling of interests. The costs associated with the Reorganization, which are not expected to be significant, will be charged to the results of operations of Intelect (Delaware) upon the consummation of the Reorganization.

RISK

Factors For a discussion of certain matters that should be considered by shareholders in connection with the Reorganization, see "Risk Factors."

                                  RISK FACTORS

        AN INVESTMENT IN THE INTELECT (DELAWARE) COMMON SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, SHOULD BE CAREFULLY CONSIDERED BY SHAREHOLDERS OF THE COMPANY IN EVALUATING WHETHER TO APPROVE THE MERGER AGREEMENT AND BECOME HOLDERS OF INTELECT (DELAWARE) COMMON SHARES. THE FOLLOWING RISK FACTORS APPLY TO THE COMPANY AND ITS BUSINESS AND OPERATIONS. IF THE MERGER IS CONSUMMATED, THESE RISK FACTORS WILL APPLY EQUALLY TO INTELECT (DELAWARE) IN THAT FOLLOWING THE MERGER INTELECT (DELAWARE)'S PRIMARY ASSETS WILL BE ITS OWNERSHIP OF THE EQUITY OF THE COMPANY AND THE COMPANY'S CURRENT OPERATING SUBSIDIARIES.

INCOME TAX CONSEQUENCES

        Although the Company believes that the Merger will be treated as a tax-free transaction for United States tax purposes to United States residents, no advance income tax ruling to that effect has been or will be sought or obtained from the Internal Revenue Service (the "Service"). Accordingly, there can be no assurance that the Service would not challenge the tax-free status of the Merger or, if challenged, that a court would not agree with the Service. See "Income Tax Considerations to Shareholders."

RECENT OPERATING LOSSES

        The Company had operating losses and net losses for the year ending December 31, 1996 and for each of the first two quarters of 1997, as well as in earlier periods. The losses in 1997 were due to below standard margins on new products (which constituted the majority of sales) and proportionately high costs and expenses to support near-term production and sales growth. The Company's capital requirements in connection with the design, development, and commercialization of its principal products have been and will continue to be significant. Depending on the success of the Company's product development and marketing efforts, substantial additional capital may be required. Any additional funding the Company may require would be sought through public or private equity or debt financings, collaborative arrangements, or from other sources. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, the Company will have to reduce certain areas of product development, manufacturing or marketing activity, or otherwise modify its business strategy, and its business, results of operations, and financial condition will be materially adversely affected.

FLUCTUATIONS IN OPERATING RESULTS; CUSTOMER CONCENTRATION

        The Company expects that its quarterly operating results are likely to vary significantly depending on factors such as the market acceptance of the Company's recently introduced products, the size, timing and recognition of revenue from significant orders, increased competition, the proportion of revenues derived from distributors, Original Equipment Manufacturers ("OEMs") and other channels, changes in the Company's pricing policies or those of its competitors, the financial stability of major customers, new product introductions or enhancements by competitors, delays in the introduction of products or product enhancements by the Company or by competitors, customer order deferrals in anticipation of upgrades and new products, market acceptance of new products, customer concerns about the Company's financial condition, the timing and nature of expenses, and general economic conditions. The Company's expense levels are based, in part, on its expectations as to future orders and sales, and the Company may be unable to adjust spending in a timely manner to compensate for any sales shortfall. If sales are below expectations, operating results are likely to be materially adversely affected. Net income may be disproportionately affected by a reduction in sales because a significant portion of the Company's expenses do not vary with revenues. The Company may also choose to reduce price or increase spending in response to competition or to pursue new market opportunities. In particular, if new competitors, technological advances by existing competitors or other competitive factors require the Company to invest significantly greater resources in research and development efforts, the Company's operating margins in the future may be materially adversely affected.

        The Company anticipates that, because its marketing strategy targets relatively large potential customers, a small number of large orders may comprise a significant portion of the Company's future product sales. Historically, sales to a relatively small number of customers have accounted for a significant portion of the Company's total revenues, particularly with respect to its S4 and SONETLYNX products. Any significant deferral of purchases of the Company's products or the reduction, delay or cancellation of orders from one or more significant customers could materially and adversely affect the Company's business, results of operations, and financial condition.

        Because of all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Shares could likely be materially adversely affected.

RAPID TECHNOLOGICAL CHANGE AND IMPORTANCE OF NEW PRODUCTS

        The markets for the Company's current and planned products are characterized by rapid technological change, evolving industry standards, changing market conditions and frequent new product introductions and enhancements. The introduction of products embodying new technologies or the emergence of new industry standards can render existing products or products under development obsolete or unmarketable. The Company's ability to anticipate changes in such markets and to successfully develop and introduce new products on a timely basis will be a significant factor in the Company's ability to grow and remain competitive. New product development often requires long-term forecasting of market trends, development and implementation of new technologies and processes and a substantial capital commitment. In particular, the Company has recently invested substantial resources toward the development of new products such as its SONETLYNX product line and the CS4. The Company has not yet completed the development of the CS4 or of planned future enhancements to the SONETLYNX product line and has not completed beta testing of the LANscape 2.0 product. Development and customer acceptance of new products is inherently uncertain, and there can be no assurance that the Company will successfully complete developments on a timely basis or that products will be commercially successful. The Company competes or will be competing with established companies with greater financial resources and more developed channels of distribution. No assurances can be given that the Company will be successful in completing the CS4 on schedule, that the Company will be successful in competing in this environment or that it will be able to sell sufficient quantities of the CS4 to recover its investment or to realize profits. No assurance can be given that SONETLYNX enhancements will be accepted by customers or that the LANscape 2.0 product will meet standards and expectations of the videoconferencing industry. Any failure by the Company to anticipate or respond on a cost-effective and timely basis to technological developments, changes in industry standards or customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITION

        Competition in the multimedia communications industry is intense, and the Company believes that competition will increase substantially with the development of multimedia communications products, rapid technological changes, industry consolidations, new industry entrants, and potential regulatory changes. Many of the Company's current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition, and a larger installed customer base than the Company. In addition, many of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than the Company. There can be no assurance that the Company's current or potential competitors will not develop products and services comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing customer requirements. Increased competition could result in price reductions, reduced margins, or loss of market share, any of which would materially and adversely affect the Company's business, results of operations, or financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressures faced by the Company will not have a material adverse effect on its business, results of operations, and financial condition. If the Company is unable to compete successfully against current and future competitors, the Company's business, results of operations, and financial condition will be materially adversely affected.

        The Company believes that the videoconferencing market may present lower barriers to entry than its other markets and may therefore be subject to greater competition in the future. Increased competition could result in price reductions, reduced margins and loss of market share by the Company. There can be no assurance that the Company will be able to compete successfully with its existing or new competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, results of operations, and financial condition.

MANAGEMENT OF GROWTH

        The Company is faced with the risks typically associated with rapid expansion. It has experienced growth in its corporate structure, in the number of its employees, and the scope of its operating and financial systems. This expansion has resulted in the need to hire a significant number of new personnel. As a result of the level of technical and marketing expertise necessary to support its existing and new customers, the Company must attract and retain highly qualified and well-trained personnel. There may be only a limited number of persons with the requisite skills to serve in these positions and it may become increasingly difficult for the Company to attract and retain such personnel. Failure to manage the Company's growth properly could have a material adverse effect on the Company's business, results of operations, and financial condition.

DEPENDENCE ON PRODUCT COMPONENTS; SINGLE SOURCES OF SUPPLY; DEPENDENCE ON A SINGLE FACILITY

        The manufacture of the Company's products requires the assembly of a number of components, the majority of which the Company sources from substantial, and sometimes multiple, vendors. However, the supply level of and the lead time in delivering certain key components is dynamic and difficult to predict with any certainty. Sporadic shortages of or significant increases in the price of such components could materially and adversely affect the Company's business, results of operations, and financial condition. Certain key components are available from only one source. The Company has no supply commitments relating to such components. While the Company has generally been able to obtain an adequate supply of such components in a timely manner, the Company believes that alternate sources of supply could be difficult to develop over a short period of time. The Company buys components from vendors who extend credit. Any failure to receive suitable credit terms from vendors could have a material adverse effect upon the Company's business, results of operations, and financial condition.

        The Company buys a fiber optic interface card, for the SONETLYNX OC-3 product, from a small company which is the sole source for the component. The Company also buys a video codec card, used in SONETLYNX video applications, from another small company which is the sole source. Delays in delivery of either component would restrict the Company's ability to increase sales. In the event either vendor fails to meet commitments, the Company intends to rely on its in-house manufacturing capabilities, the conversion, however, to in-house backup supply would not be without some interruption and could have a material adverse effect upon the Company's business, results of operations, and financial condition.

        The Company uses fiber optic connectors made by a single vendor in the SONETLYNX OC-3 product. Equivalent components are available from other vendors, but their use would require a redesign of the method of connecting to fiber. Such a redesign would cause significant delays in delivery of the product and could have a material adverse effect upon the Company's business, results of operations, and financial condition. Accordingly, the Company's strategy is to forecast requirements and build inventories which comprehend vendor lead times.

        The Company has one manufacturing facility, and its revenues are dependent upon the continued operation of the facility. There can be no assurance that the occurrence of operational problems at the Company's facility would not materially adversely affect the Company's business, results of operations, and financial condition.

DEPENDENCE UPON THIRD PARTIES TO MARKET AND SERVICE THE PRODUCTS

        Although the Company expects to continue to market its products directly to certain accounts, the Company intends to establish a network of resellers, consisting primarily of value-added resellers ("VARs") and systems integrators and OEMs with established distribution channels for multimedia communications products, to market the Company's products and to educate potential end-users and service providers with respect to the Company's products. The Company's future prospects depend in large part on its ability to successfully develop relationships with third parties and upon the marketing and product service efforts of such third parties. There can be no assurance that the Company will be able, for financial or other reasons, to finalize third-party distribution or marketing agreements or that such arrangements, if finalized, will result in the successful commercialization of any of the Company's products. In such event, the Company's business, operating results and financial condition could be materially affected.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

        The Company's success will depend, in part, on its ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of third parties or having third parties circumvent the Company's intellectual property rights. The Company has three issued U.S. patents. Two relate to key technologies in the S4 communications switch product and one relates to an interactive voice communication terminal not presently incorporated in any product. Three additional patents are pending. They relate to (i) video distribution within the

SONETLYNX product line, (ii) certain features of the CS4 programmable digital switch, and (iii) architecture and features of the LANscape 2.0 videoconferencing product. There can be no assurance that any patents issued to the Company will provide the Company with any competitive advantages or will not be challenged by any third parties, that the patents of others will not impede the ability of the Company to do business or that third parties will not be able to circumvent the Company's patents, that any of the Company's patent applications will result in the issuance of patents or that the Company will develop additional proprietary products that are patentable. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of the Company's products, or, if patents are issued to the Company, design around the patented products developed by the Company.

        The Company may be required to obtain licenses from third parties to avoid infringing patents or other proprietary rights. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available, if at all, on terms acceptable to the Company. If the Company does not obtain such licenses, it could encounter delays in product introductions, or could find that the development, manufacture or sale of products requiring such licenses could be prohibited. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on patents or other proprietary rights it might infringe or in filing suits against others to have such patents or other proprietary rights declared invalid. Parties making such claims may be able to obtain injunctive or other equitable relief which could effectively block the Company's ability to sell its products in the United States and abroad, and could obtain an award of substantial damage either of which could have a material adverse effect upon the Company's business, results of operations, and financial condition

        Much of the Company's know-how and technology may not be patentable. To protect its rights, the Company requires many employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Furthermore, the Company's business may be adversely affected by competitors who independently develop competing technologies, especially if the Company obtains no, or only narrow, patent protection.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

        While most of the Company's operations are not directly regulated, the telecommunications service providers that constitute certain of the Company's customers (particularly for the CS4) are heavily regulated at both the federal and state levels. Such regulation may limit the number of potential customers for the Company's services or impede the Company's ability to offer competitive services to the market, or otherwise have a material adverse effect on the Company's business, results of operations, and financial condition. At the same time, recently enacted legislation deregulating the telecommunications industry may cause changes in the industry, which are difficult to predict at this time, including entrance of new competitors and industry consolidation, which could in turn subject the Company to additional competitors, increased pricing pressures, decrease the demand for the Company's products or services, increase the Company's cost of doing business or otherwise materially adversely affect the Company's business, results of operations, and financial condition.

CONTINGENT LIABILITIES

        In connection with the sale of its former operations in October 1995, the Company agreed to certain customary obligations to indemnify the purchasers in such sale for potential losses associated with product liability, environmental matters, employee matters and other similar items. Certain of these indemnity obligations survive indefinitely. In the event that a loss associated with the former operations of the Company is determined to be subject to such indemnity obligations, the Company's business, results of operations, and financial condition could be materially adversely affected. Furthermore, the Company could incur substantial costs (including the diversion of the attention of management) in defending itself in lawsuits relating to such indemnity obligations.

DEPENDENCE ON KEY PERSONNEL; RETENTION OF EMPLOYEES

        The Company's success depends in large part on the continued service of its key creative, technical, marketing, sales and management personnel and its ability to continue to attract, motivate and retain highly qualified employees. Because of the multifaceted nature of interactive media, key personnel often require a unique combination of creative and technical talents. Such personnel are in short supply, and the competition for their services is intense. The process of recruiting key creative, technical and management personnel with the requisite combination of skills and other attributes necessary to execute the Company's strategy is often lengthy. The Company has at-will employment arrangements with its management and other personnel, who may generally terminate their employment at any time. The loss of the services of key personnel or the Company's failure to attract additional qualified employees could have a material adverse effect on the Company's results of operations and new product development efforts.

VALUE OF SHARES OF STOCK; MARKET FOR COMMON STOCK; STOCK PRICE VOLATILITY

        The Company's Common Shares are quoted on the Nasdaq National Market. Based upon historical trends in the market for the Company's stock and for other similar technology company stocks, the Company anticipates that the trading price of its Common Shares may be subject to wide fluctuations in response to quarterly variations in operating results, changes in actual earnings or in earnings estimates by analysts, announcements of technological developments by the Company or its competitors, general market conditions or other events largely outside the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations which have particularly affected the market prices of "high technology" stocks. These fluctuations have often been disproportionate or unrelated to the operating performance of these companies. These broad market fluctuations, general economic conditions or other factors outside the Company's control may adversely affect the market price for the Company's stock.

                              REGULATORY APPROVALS

        No material federal or state regulatory approvals must be obtained in order to consummate the Reorganization.

                             SELECTED FINANCIAL DATA

        The historical consolidated financial data presented below as of December 31, 1996 and 1995 and as of October 31, 1995, 1994, 1993, and 1992, and
for the year ended December 31, 1996, the two month period ended December 31, 1995 and the years ended October 31, 1995, 1994, 1993, and 1992 were derived from the Company's audited consolidated financial statements incorporated by reference in this prospectus.

        The historical consolidated financial data as of June 30, 1997 and for the six month periods ended June 30, 1997 and 1996 were derived from the Company's unaudited consolidated financial statements. Results of operations for the six month periods ended June 30, 1997 and 1996 are not necessarily indicative of results of operations for a full year or predictive of future periods.

        The information set forth below should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 1996, the related notes and the independent auditors' report, which contains an explanatory paragraph that states that the Company has suffered recurring losses from continuing operations and is dependent upon the successful development and commercialization of its products and its ability to secure adequate sources of capital until the Company is operating profitably. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and the selected data do not include any adjustments that might result from the outcome of this uncertainty.

        The selected historical financial information for Intelect (Delaware) is not presented as Intelect (Delaware) has not had, on a non-consolidated basis, any operations, and the only assets and commitments Intelect (Delaware) has had is a Management Contract with Herman M. Frietsch, the Chairman and Chief Executive Officer of the Company. See "Reorganization Proposal -- Interest of Certain Persons." Consequently, pro forma financial information for Intelect (Delaware) is not presented because this information would not differ from the historical financial information of the Company presented herein. The costs associated with the Merger, which are not expected to be significant, will be accounted for as a current period expense by Intelect (Delaware) upon consummation of the Merger.

                                                                    Two
                                                        Year       months
                                                        ended      ended
                                 Six Months Ended       December  December
                                      June 30            31         31               Years ended October 31
                                  ---------------       ----       ----      ------------------------------------
                                  1997       1996       1996       1995      1995       1994      1993       1992
                                  ----       ----       ----       ----      ----       ----      ----       ----
STATEMENT OF OPERATIONS:                        (THOUSANDS OF U. S. DOLLARS EXCEPT PER SHARE DATA)
Product, service and
   contract revenue .........  $ 13,544      5,288   $  9,352   $    734   $  2,030   $   --     $   --     $  --
Other income ................       (64)       291        653        190        168         20        126       289
Total revenues ..............  $ 13,480   $  5,579     10,005        924      2,198         20        126       289
Loss from continuing
   operations ...............   (12,939)    (6,851)   (42,983)    (2,776)    (5,194)      (538)      (446)     (248)
Income from discontinued
   operations ...............      --         --         --         --        3,546      3,410      1,517     1,564
Income (loss) on disposal
   of discontinued operations      (113)        (9)       (56)      (236)    13,824       --         --        --
Income (loss) before
   extraordinary item .......  $(13,052)  $ (6,860)  $(43,039)  $ (3,012)  $ 12,176   $  2,872   $  1,071   $ 1,316

Earnings (Loss) Per
   Share Data:
Continuing operations .......  $  (0.71)  $  (0.52)  $  (3.32)  $  (0.24)  $  (0.46)  $  (0.05)  $  (0.04)  $ (0.05)
Discontinued operations .....  $  (0.01)  $   --     $  (0.01)  $  (0.02)  $   1.52   $   0.31   $   0.14   $  0.32
Net income (loss) for period   $  (0.72)  $  (0.52)  $  (3.33)  $  (0.26)  $   1.12   $   0.26   $   0.10   $  0.27
Weighted average shares
   (thousands) ..............    18,210     13,162     12,943     11,385     11,451     11,061     10,715     4,942
Cash dividends per share ....  $   --     $   --     $   --     $   --     $   --     $   --     $   --     $  --

                                      June 30    December 31              October 31
                                      ----      -------------     -----------------------------
                                      1997      1996     1995     1995     1994    1993    1992
                                      ----      ----     ----     ----     ----    ----    ----
BALANCE SHEET:                                     (THOUSANDS OF U. S. DOLLARS)
Assets:
Current assets ....................  $16,721  $11,594  $19,957  $24,587  $ 2,599  $1,049  $3,655
Excess of cost over assets
  of companies acquired ...........   13,911   14,573    8,685    9,349     --      --      --

Net assets of discontinued
  operations ......................     --       --       --       --      9,573   7,207   1,178
Other long-term assets ............   13,625    9,851    2,597    1,786     --      --      --
Total assets ......................  $44,257  $36,018  $31,239  $35,722  $12,172  $8,256  $4,833

Liabilities & Shareholders' Equity:
Current liabilities including
  current maturities of
   long-term debt .................  $21,916  $ 9,810  $ 5,331  $ 7,091  $   269  $  175  $  491

Long-term liabilities .............      639   18,477      368      365     --      --      --
Shareholders' equity ..............   21,702    7,731   25,540   28,266   11,903   8,081   4,342
                                     $44,257  $36,018  $31,239  $35,722  $12,172  $8,256  $4,833

                           MARKET PRICE AND DIVIDENDS

        The Company's Common Shares are listed on the Nasdaq National Market under the symbol "ICOMF." On October 29, 1997, the last full trading day preceding public announcement of the proposed Reorganization, the closing price per Common Share on the Nasdaq National Market was $8.81. On October 29, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price per Common Share on the Nasdaq National Market was $______. The Company has not paid any cash dividends since inception.

        Intelect (Delaware) Common Shares are not listed on any securities exchange.

        Intelect (Delaware) has applied for listing of the Intelect (Delaware) Common Shares under the symbol "ICOM" on the Nasdaq National Market after the Effective Date.

        The Company has never declared or paid any dividends on the Company Common Shares and Intelect (Delaware) does not intend to pay cash dividends on shares of its Common Shares in the foreseeable future. Intelect (Delaware) intends to retain future earnings, if any, to finance the development and expansion of its business. Intelect (Delaware)'s ability to declare or pay cash dividends, if any, will be dependent upon the ability of its subsidiaries to declare and pay dividends or otherwise transfer funds to Intelect (Delaware), because Intelect (Delaware) will conduct its operations through subsidiaries.

                      PRICE RANGE OF COMPANY COMMON SHARES

        The Common Shares are quoted on Nasdaq under the symbol "ICOMF." The table below sets forth, for the calendar quarters indicated, the high and low sale price per shares quoted on Nasdaq for the Company's Common Shares. The information with respect to Nasdaq quotations reflects interdealer prices, without retail markup, markdown or commissions and may not represent actual transactions.
                                                               COMPANY
                                                            COMMON SHARES
                                                            -------------
                                                            HIGH      LOW
                                                            ----      ---
Calendar 1994:
           Second Quarter ................................. 2-3/4    1-7/8
           Third Quarter .................................. 3        2-1/8
           Fourth Quarter ................................. 2-1/2    1-3/4
Calendar 1995:
           First Quarter .................................. 2-58     1-7/8
           Second Quarter ................................. 3-5/8    2
           Third Quarter .................................. 6-5/8    3-1/8
           Fourth Quarter ................................. 6-1/2    3-13/16
Calendar 1996:
           First Quarter .................................. 5-5/8    4-1/2
           Second Quarter ................................. 15-3/8   5-5/16
           Third Quarter .................................. 11-3/4   6-5/8
           Fourth Quarter ................................. 8-1/8    4-1/4
Calendar 1997:
           First Quarter .................................. 5-1/4    1-7/8
           Second Quarter ................................. 4-11/16  1-3/8
           Third Quarter  ................................. 11-5/8   4-1/4
           Fourth Quarter (through October 28, 1997) ...... 11-3/8   7-5/8

SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR COMPANY COMMON SHARES.

                       CERTAIN COMPARATIVE PER SHARE DATA

        The following table sets forth certain comparative data related to book value and loss per Company Common Share on a historical basis and per share of Intelect (Delaware) Common Shares on a pro forma basis, which are the same because, pursuant to the Reorganization, each of the Company Common Shares will be exchanged for one share of Intelect (Delaware) Common Shares. The comparative data related to book value and loss per share of Intelect (Delaware) Common Shares on a historical basis is not presented here because Intelect (Delaware) has not had operations. The information shown below should be read in conjunction with the historical financial statements of the Company, including the respective notes thereto, which appear elsewhere in this Proxy Statement/Prospectus, or incorporated herein by reference, and the selected historical financial data, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus, or incorporated herein by reference.

                                      BOOK VALUE PER         INCOME (LOSS) PER
                                     COMMON SHARE ($)         COMMON SHARE($)
                                     ----------------        ------------------
Period Ending or As Of
           June 30, 1997...........       1.03                   (0.72)(1)
           June 30, 1996...........       1.95                   (0.52)(1)
           December 31, 1996.......       0.51                   (3.33)(3)
           December 31, 1995.......       2.24                   (0.26)(2)
           October 31, 1995........       2.48                    1.12(3)
           October 31, 1994........       1.12                    0.26(3)
           October 31, 1993........       0.75                    0.10(3)
           October 31, 1992........       0.88                    0.27(3)
---------------------
  (1)  Period of six months.
  (2)  Period of two months.
  (3)  Period of twelve months.

                             HOLDINGS OF MANAGEMENT

        The voting shares of the Company are the Company Common Shares. On October 28, 1997 the Company had outstanding approximately 23,926,830 Company Common Shares. Shareholders of record at the close of business on October 28, 1997 (the "Record Date") are entitled to one (1) vote for each Company Common Share held by them, except to the extent that any such shareholder transfers any such shares after that date and the transferee produces properly endorsed share certificates or otherwise establishes ownership of the shares and demands not later than ten days before the Meeting that the new name of ownership be included in the shareholders' list for the Meeting, in which case the transferee is entitled to vote such shares at the Meeting. The presence of two shareholders or proxy holders representing shareholder(s) holding in aggregate in excess of 35% of the issued and outstanding shares entitled to vote is necessary to constitute a quorum at the Meeting. Approval of the Reorganization Proposal requires the affirmative vote of not less than 75% of Company Common Shares present or represented and voting at the Meeting and not less than 75% of Company Preferred Shares present or represented and voting at the Meeting, with the Company Common Shares and the Company Preferred Shares voting separately.

        As of October 28, 1997 the directors and executive officers of the Company and their respective affiliates, as a group, may be deemed to be the beneficial owners of 1,701,906 Company Common Shares, representing approximately 6.89% of the outstanding Company Common Shares. The directors and executive officers of the Company have indicated that they intend to vote their respective Company Common Shares in favor of the Reorganization. The holder of all of the Company Preferred Shares has also indicated it intends to vote its Company Preferred Shares in favor of the Reorganization.

                                   THE MEETING

GENERAL

        This Proxy Statement/Prospectus is furnished to Shareholders in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Special Meeting of Shareholders to be held on December 4, 1997 at 9:00 a.m., at the offices of the Company located at 1225 Commerce Street, Richardson, Texas 75081, and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. The information contained herein is given as of the date hereof, except where otherwise noted.

SOLICITATION OF PROXIES

        In addition to solicitation by mail, officers, directors and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone or telecopier. This solicitation is made on behalf of the Board of Directors of the Company. In addition, the Company has retained Regan & Associates, Inc., a professional solicitation firm, which will assist in soliciting proxies for a fee estimated at $6,250 plus reimbursement of out-of-pocket expenses. The cost of the solicitation has been or will be borne by the Company. The Company will also arrange with custodians, nominees, and fiduciaries for the forwarding of solicitation of proxy materials to the beneficial owners of shares held of record by such persons. The Company may reimburse such custodians, nominees, and fiduciaries reasonable out-of-pocket expenses incurred in connection therewith.

APPOINTMENT AND REVOCATION OF PROXIES

        The persons designated in the enclosed form of proxy are either directors or officers of the Company. A shareholder desiring to appoint some other person to represent him at the Meeting may do so either by inserting such person's name in the blank space provided in the form of proxy or by completing another form of proxy.

        A proxy or revocation of proxy, in order to be acted upon, must be deposited with the Assistant Secretary of the Company, c/o American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, NY 10005 at any time up to and including the last business day preceding the day of the Meeting or any adjournment or postponement thereof, or with the Chairman of the Meeting at the Meeting or any adjournment or postponement thereof. In the case of a proxy revocation by means other than attending the Meeting and notifying the Chairman, such revocation shall be by an instrument in writing executed by the shareholder or by his attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. A shareholder whose shares are held by a broker must return his proxy to his broker in the envelope provided.

EXERCISE OF DISCRETION BY PROXIES

        All properly executed proxies, not revoked prior to the vote at the Meeting, will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. IF NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE REORGANIZATION PROPOSAL.

        The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice and with respect to other matters which are appropriately brought before the Meeting. Except as disclosed herein, at the date hereof, the management of the Company knows of no such amendments, variations or other matters.

DISSENTERS' RIGHTS OF APPRAISAL

        The action to be taken if the Reorganization Proposal is approved gives right to the shareholders under Bermuda law to dissent and obtain payment for their shares. A failure of a shareholder to vote against the Reorganization Proposal will constitute a waiver of his appraisal or similar rights, and a vote against the Reorganization Proposal will be deemed to satisfy any notice requirements under Bermuda law with respect to appraisal rights. See "Reorganization Proposal, Rights of Dissenting Shareholders."

VOTING SHARES, QUORUM, RECORD DATE, AND VOTES REQUIRED

        The Company's Common Shares and the Company's Preferred Shares are entitled to vote separately as a class on the Reorganization Proposal. On October 28, 1997, the Company had outstanding approximately 23,926,830 Company Common Shares. Shareholders of record at the close of business on October 28, 1997 (the "Record Date") are entitled to one (1) vote for each Company Common Share held by them, except to the extent that any such shareholder transfers any such shares after that date and the transferee produces properly endorsed share certificates or otherwise establishes ownership of the shares and demands not later than ten days before the Meeting that the new name of ownership be included in the shareholders' list for the Meeting, in which case the transferee is entitled to vote such shares at the Meeting. The presence of two shareholders or proxy holders representing shareholder(s) holding in aggregate in excess of 35% of the issued and outstanding shares entitled to vote is necessary to constitute a quorum at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Approval of the Reorganization Proposal requires the affirmative vote of not less than 75% of Company Common Shares present or represented and voting at the Meeting and not less than 75% of the Company Preferred Shares present or represented and voting at the Meeting. Abstentions will have the same effect as votes against the Reorganization Proposal. Broker non-votes, however, will be treated as un-voted for purposes of determining approval of the Reorganization Proposal and will not be counted as votes for or against such Proposal.

        As of October 28, 1997, the directors and executive officers of the Company and their respective affiliates, as a group, may be deemed to be the beneficial owners of 1,701,906 Company Common Shares, representing approximately 6.89% of the outstanding Company Common Shares. The directors and executive officers of the Company have indicated that they intend to vote their respective Company Common Shares in favor of the Reorganization. The holders of all of the Company Preferred Shares has indicated that it intends to vote all of its Company Preferred Shares in favor of the Reorganization.

                           THE REORGANIZATION PROPOSAL

        THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN ASPECTS OF THE REORGANIZATION PROPOSAL, INCLUDING CERTAIN MATERIAL DIFFERENCES BETWEEN BERMUDA LAW AND DELAWARE LAW. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE REORGANIZATION PROPOSAL OR THE DIFFERENCES BETWEEN SHAREHOLDERS' RIGHTS UNDER BERMUDA LAW AND DELAWARE LAW AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO (I) THE AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 29, 1997 BETWEEN THE COMPANY, INTELECT (DELAWARE), AND MERGER CO. (THE "MERGER AGREEMENT") ATTACHED HERETO AS APPENDIX 1 AND INCORPORATED HEREIN BY REFERENCE, (II) THE CERTIFICATE OF INCORPORATION OF INTELECT (DELAWARE) (THE "NEW CERTIFICATE"), ATTACHED HERETO AS APPENDIX 2, AND (III) THE RESTATED BY-LAWS OF INTELECT (DELAWARE) (THE "NEW BY-LAWS") ATTACHED HERETO AS APPENDIX 3. COPIES OF THE COMPANY'S MEMORANDUM OF ASSOCIATION, AS AMENDED (THE "PRESENT CHARTER"), AND THE BYE-LAWS OF THE COMPANY (THE "PRESENT BYE-LAWS") ARE AVAILABLE FOR INSPECTION AT THE COMPANY'S EXECUTIVE OFFICE, AND COPIES WILL BE SENT TO SHAREHOLDERS WITHOUT CHARGE, ON WRITTEN REQUEST.

        On August 22, 1997, the Company's Board of Directors approved, subject to shareholder approval, a proposal (the "Reorganization Proposal") to relocate the control and ownership of the Group's operations from Bermuda to the State of Delaware in the United States by means of a merger (an "amalgamation" under Bermuda law) (the

"Merger") of the Company with Intelect Merger Co. ("Merger Co."). Merger Co., a newly formed, wholly-owned Delaware subsidiary of Intelect Communications, Inc. ("Intelect (Delaware)"), which in turn is a wholly-owned Delaware subsidiary of the Company. Merger Co. will be merged with and into the Company, and in the Merger, each Common Share of the Company will automatically be converted, upon the effectiveness of the Merger, into the right to receive one share of Intelect (Delaware) Common Shares. The principal effect of the Merger will be that Intelect (Delaware) will become the public holding company for the Company.

        The principal office of Intelect (Delaware) is the same as that of the Company, 1100 Executive Drive, Richardson, Texas 75081, telephone (972) 367-2100. If the requisite shareholder vote approving the Reorganization Proposal is obtained, each Company Common Share will be exchanged for the right to acquire one Intelect (Delaware) Common Share. The effect of the Reorganization will be that the shareholders of the Company will become shareholders of Intelect (Delaware), which is a Delaware corporation governed by General Corporation Law of the State of Delaware ("Delaware Law" or the "DGCL"), which law differs in certain respects from Bermuda law, including certain differences in shareholders' rights. See "-- Comparative Rights of Shareholders -- Bermuda and Delaware Corporate Law."

        Approval of the Reorganization Proposal by the Company's shareholders will also constitute approval of the Merger and the Merger Agreement, as well as other matters included in the Reorganization Proposal described in this Proxy Statement/Prospectus. Pursuant to the terms of the Merger Agreement, the New Certificate and New By-laws will replace the Present Charter and Present Bye-Laws as the charter documents affecting corporate governance and shareholders' rights. For a description of the differences between the Present Charter and Present Bye-Laws of the Company and the New Certificate and New By-laws, see "-- Comparative Rights of Shareholders -- Charter and Bylaw Provisions."

        Approval of the Reorganization Proposal will also constitute approval of the Intelect (Delaware) Stock Incentive Plan. The Intelect (Delaware) Stock Incentive Plan is identical in all material respects to the Company Plan, and the Company Plan will be terminated if the Merger is consummated. The Company Plan was approved by the shareholders of the Company on December 13, 1995. The Company Plan was amended by vote of the shareholders at the Company's Annual General Meeting on August 13, 1997, to increase the number of Common Shares authorized under the Company Plan from 3,000,000 shares to 4,000,000 shares, and as authorized under the Plan, the Company Plan has been amended by the Board of Directors to effect minor changes to conform to changes in Rule 16b-3 promulgated under the Securities Exchange Act of 1934. See "Treatment of the Company's Securities and other Obligations -- Treatment of Stock Options and Stock Option Plan of the Company."

        The approval of the Reorganization Proposal will affect certain rights of shareholders. Accordingly, shareholders are urged to read carefully this Proxy Statement/Prospectus and the appendices hereto. Shareholders of the Company whose shares are not voted in favor of the Reorganization Proposal will have statutory dissenter's rights. See "Dissenting Shareholders Rights."

PRINCIPAL FEATURES OF THE REORGANIZATION PROPOSAL

        At the Effective Date of the Merger, Merger Co. will be merged with and into the Company. Each Company Common Share issued and outstanding immediately prior to the Effective Date will, by virtue of the Merger, be converted into one Intelect (Delaware) Common Share and each Company Preferred Share issued and outstanding immediately prior to the Effective Date will, by virtue of the Merger, be converted into one Intelect (Delaware) Preferred Share. At the Effective Date: (i) certificates which immediately prior to the Effective Date represented Company Common Shares will for all purposes be deemed to represent the same number of Intelect (Delaware) Common Shares; and (ii) certificates which immediately prior to the Effective Date represented Preferred Shares of the Company will for all purposes be deemed to represent the same number of Preferred Shares of Intelect (Delaware).

OPERATIONS OF THE COMPANY AND MANAGEMENT FOLLOWING THE REORGANIZATION

        Approval of the Reorganization Proposal will not result in any change in the business, management, assets or liabilities of the Company. Pursuant to the Merger Agreement, the Company, as the Surviving Corporation in the Merger, will continue to be liable for all of the Company's obligations. The Directors and Officers of the Company, including those Directors elected at the Annual Meeting of Shareholders held on August 13, 1997, will be the Directors of the Intelect (Delaware) following the Merger. The Directors of Intelect (Delaware) will hold their offices for the same terms as their respective offices in the Company.

TRADING IN INTELECT (DELAWARE) COMMON SHARES FOLLOWING THE REORGANIZATION

        Following the consummation of the Merger, Intelect (Delaware) Common Shares will be listed on the Nasdaq National Market under the symbol "ICOM." The Company Common Shares are currently listed on the Nasdaq National Market under the symbol "ICOMF." The Nasdaq National Market will consider the delivery of existing stock certificates representing Common Shares of the Company as constituting "good delivery" of Intelect (Delaware) Common Shares in transactions subsequent to the Merger. ACCORDINGLY, IT WILL NOT BE NECESSARY FOR SHAREHOLDERS TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR STOCK CERTIFICATES OF INTELECT (DELAWARE).

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

        It is anticipated that, if approved by the shareholders, the Merger will become effective as soon as practicable after the Meeting. However, the Merger Agreement provides that the Merger may be abandoned by the Board of Directors of either the Company or Merger Co. prior to the Effective Date, either before or after shareholder approval. In addition, the Merger Agreement may be amended prior to the Effective Date, either before or after shareholder approval; provided, however, that the Merger Agreement may not be amended after shareholder approval if such amendment would (1) alter or change the amount or kind of shares to be received by shareholders in the Merger, (2) alter or change any term of the New Certificate, (3) alter or change any of the terms and conditions of the Merger Agreement if such alteration or changes would adversely affect the Company shareholders, or (4) violate applicable law.

PRINCIPAL REASONS FOR THE REORGANIZATION PROPOSAL

        The Board of Directors believes that the best interests of the Company and its shareholders will be served by changing the Company's domicile from Bermuda to the State of Delaware in the United States. The Company believes that the Reorganization will facilitate access to such markets and increase the Company's flexibility to meet its future financing needs. As part of its expected growth strategy for the short and medium term, the Company expects to pursue opportunities to invest in other U.S. based companies in the multimedia communications industry, as it has done in the past. The price for any potential acquisitions may be in Intelect (Delaware) Common Shares and the Company believes that Intelect (Delaware) Common Shares will be more attractive as consideration for such acquisitions if the issuer is domiciled in the United States. The Board of Directors and senior management believe that the Reorganization will improve the Company's flexibility and ability to meet its future equity and debt financing needs, enhance the marketability of the Company's shares by raising the Company's profile in U.S. capital markets, provide investors with an opportunity to assess the Company on a more comparable footing with its U.S.-domiciled competitors and, over time, have a positive effect on the trading of the Company's stock.

        Maintaining the Company's domicile in Bermuda is needlessly costing the Company revenue while not providing a corresponding benefit to the Company or its shareholders. Because substantially all of the Company's operations are run through its U.S. subsidiaries, no avoidance of U.S. taxation or U.S. laws and U.S. regulations is achieved. The only significant tax benefit to the shareholders under the current arrangement would be limited to non-U.S. taxpayers, who, in the event the Company pays a dividend (which has not previously occurred and is not currently foreseen), would not be subject to U.S. taxation on the dividend. All U.S. shareholders, on the other hand, would be subject to such tax. This hypothetical, contingent, and limited tax benefit does not, in the view of the Board of

Directors, justify the cost associated with maintaining the status quo. Maintaining domicile in Bermuda requires that the Company maintain outside counsel in Bermuda (in addition to U.S. counsel). Additionally, due to recent resignations from the Company, there are no directors or officers who reside in Bermuda and as a result, the Company's management has already been relocated to the U.S., further limiting any actual ties to Bermuda. Finally, in the opinion of the Company's Board of Directors, Bermuda law is not as well-developed as that of Delaware nor are Bermuda courts as experienced in dealing with corporate matters, thus limiting the predictability of legal applications and outcomes regarding issues ranging from company liability to the fiduciary duties of directors. Such unpredictability is an undesirable factor in risk management while making business decisions in today's high technology industry.

        Delaware has historically followed a policy of encouraging incorporation in that state and has adopted comprehensive, modern and flexible corporation laws which are periodically updated and revised to meet changing business needs. As a result, many major corporations have chosen Delaware for their initial domicile or have subsequently reincorporated in Delaware in a manner similar to that proposed by the Company. Delaware courts have developed considerable expertise in dealing with corporate legal issues, and a substantial body of case law has developed construing Delaware law and establishing public policy with respect to Delaware corporations. The larger body and degree of predictability of Delaware corporate law as presented in the numerous precedents decided by the Delaware courts is a great advantage to a company in that it is allowed to make corporate decisions and take corporate actions with increased confidence of what the outcome and consequences of those decisions and actions will be under the corporate law governing Delaware corporations.

        For the foregoing reasons, the Board of Directors believes that the activities of the Company can be carried more effectively if the Company is able to operate as a corporation organized and governed by Delaware law. It should be noted, however, that shareholders in some instances have fewer rights and hence less protection under Delaware Law than under Bermuda Law. See "-- Comparative Rights of Shareholders -- Bermuda and Delaware Corporate Law."

TREATMENT OF THE COMPANY'S SECURITIES AND OTHER OBLIGATIONS

        Pursuant to the terms of the Merger Agreement, each validly existing option and warrant to purchase Company Common Shares outstanding immediately prior to the Effective Date of the Merger, including without limitation each option granted under the Company's Incentive Stock Option Plan, and each other outstanding option and each warrant to purchase Company Common Shares will, subject to applicable law, become an option or warrant to purchase Intelect (Delaware) Common Shares, subject to the same terms and conditions as set forth in the Company's Incentive Stock Option Plan or other agreement pursuant to which such option or warrant was granted. All employee benefit plans and other agreements and arrangements of the Company will be continued by Intelect (Delaware) upon the same terms and subject to the same conditions as currently in effect.

        TREATMENT OF PREFERRED SHARES OF THE COMPANY

        As of the Effective Date, each Preferred Share of the Company will be exchanged for one Preferred Share of Intelect (Delaware). The Designations, Rights, and Preferences of the Intelect (Delaware) Preferred Shares shall be identical to the Designations, Rights and Preferences of the Company Preferred Shares except that each Intelect (Delaware) Preferred Share shall be convertible into that number of Intelect (Delaware) Common Shares which the holder of the Company Preferred Shares would have been entitled to receive had such holder exercised his right of conversion in full immediately prior to the Effective Date.

        TREATMENT OF STOCK OPTIONS AND STOCK OPTION PLAN OF THE COMPANY

        At the Effective Date, each outstanding option to purchase the Company Common Shares and any stock appreciation rights related thereto that have been granted pursuant to the Company's Stock Incentive Plan (a "Company Stock Option"), whether vested or unvested, shall be assumed by Intelect (Delaware). Each such option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such

Company Stock Option, a number of Intelect (Delaware) Common Shares equal to the number of Company Common Shares purchasable pursuant to such Company Stock Option at a price per share equal to the per-share exercise price for the Company Common Shares purchasable pursuant to such Company Stock Option; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; and provided further, that the number of Intelect (Delaware) Common Shares that may be purchased upon exercise of such Company Stock Option shall not include any fractional share and, upon exercise of such Company Stock Option, a cash payment shall be made for any fractional share based upon the closing price of Intelect (Delaware) Common Shares on the Nasdaq National Market or, if then traded on an exchange, such exchange, on the last trading day of the calendar month immediately preceding the date of exercise.

        TREATMENT OF WARRANTS OF THE COMPANY

        All warrants for Company Common Shares validly existing and outstanding on the Effective Date will become obligations of Intelect (Delaware). Each warrant assumed by Intelect (Delaware) will continue to have, and be subject to, the same terms and conditions set forth in such warrant in effect immediately prior to the Effective Date. Each such warrant will be exercisable for that number of Intelect (Delaware) Common Shares which the holder of such warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Date and elected to receive Intelect (Delaware) Common Shares in exchange for Company Common Shares in the Merger. Intelect (Delaware) will assume any registration obligations covering such warrants and underlying common shares until such warrants are exercised or expire.

        TREATMENT OF REGISTRATION RIGHTS

        All contractual agreements of the Company outstanding on the Effective Date to register Company Common Shares will become obligations of Intelect (Delaware) to register Intelect (Delaware) Common Shares issuable pursuant to the Reorganization. The registration rights agreements assumed by Intelect (Delaware) will continue to have, and be subject to the same terms and conditions as are currently set forth in such agreements.

DESCRIPTION OF INTELECT (DELAWARE) SECURITIES

        The authorized capital stock of Intelect (Delaware) consists of 50,000,000 Common Shares, of which 41,435 Intelect (Delaware) Common Shares have been issued and are outstanding and held by the Company (its incorporator), and 50,000,000 Preferred Shares, par value $.01 per share (the "Intelect (Delaware) Preferred Shares"), of which no Shares are issued and outstanding.

        INTELECT (DELAWARE) COMMON SHARES

        Each holder of Intelect (Delaware) Common Shares is entitled to cast one vote, either in person or by proxy, for each share owned of record on all matters submitted to a vote of shareholders of Intelect (Delaware), including the election of directors. The Board of Directors of Intelect (Delaware) is divided into three classes, with the classes as nearly equal in number as possible. Initially, approximately one-third of the directors will serve a one-year term, approximately one-third of the directors will serve a two-year term and approximately one-third of the directors will serve a three-year term. Thereafter, the term of each class of directors will be three years, with the term of one class expiring each year in rotation. The holders of Intelect (Delaware) Common Shares do not possess cumulative voting rights, which means that the holders of more than 50% of the outstanding Intelect (Delaware) Common Shares voting for the election of directors can elect all of such directors, and, in such event, the holders of the remaining Intelect (Delaware) Common Shares will be unable to elect any of Intelect (Delaware)'s directors.

        Holders of the outstanding Intelect (Delaware) Common Shares are entitled to share ratably in such dividends as may be declared by the Board of Directors of Intelect (Delaware) out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of Intelect (Delaware), each outstanding Intelect (Delaware) Common Share will be entitled to share in the assets of Intelect (Delaware) legally available for distribution to shareholders after the payment of all debts and other liabilities subject to any superior rights of the holders of any outstanding shares of Intelect (Delaware) Preferred Shares.

        Holders of the Intelect (Delaware) Common Shares have no preemptive rights. There are no conversion or subscription rights, and shares are not subject to redemption. All of the outstanding Intelect (Delaware) Common Shares are, and the shares offered hereby will be, when issued in accordance with the terms hereof, duly issued, fully paid and nonassessable.

        For a more detailed discussion of the Intelect (Delaware) Common Shares, see "Comparative Rights of Shareholders -- Charter and Bylaw Provisions."

        TRANSFER AGENT AND REGISTRAR

        The transfer agent for the Intelect (Delaware) Common Shares is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, NY 10005.

        INTELECT (DELAWARE) PREFERRED SHARES

        Intelect (Delaware) shall be authorized to issue Intelect (Delaware) preferred shares from time to time in one or more series and in such amount as may be established or designated from time to time by the Board of Directors of Intelect (Delaware) in accordance with the New Certificate, the New Bye-Laws, and the DGCL. The Board of Directors shall have the authority to establish and designate any unissued preferred shares as a series of such shares. Intelect (Delaware) could issue Intelect (Delaware) preferred shares with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of Intelect (Delaware) Common Shares might believe to be in their best interests or in which such holders might receive a premium for their shares over the then market price of such shares. As of the date hereof, no Intelect (Delaware) preferred shares are outstanding.

        As of the Effective Date, 10,000,000 of the Intelect (Delaware) preferred shares shall be designated as shares of $2.0145, 10% Cumulative Convertible Preferred Shares, Series A, (the "Intelect (Delaware) Preferred Shares") of which 4,219,409 shares will be issued and exchanged on a share per share basis to the only current holder of Company Preferred Shares. The Intelect (Delaware) Preferred Shares shall have the identical Designations, Rights, and Preferences as the Company's Preferred Shares. The Intelect (Delaware) Preferred Shares will be redeemable, at Intelect (Delaware)'s option, at 110%, 105%, and 100% of face value after June 1, 1999, 2000, and 2001, respectively. The Intelect (Delaware)Preferred Shares shall be convertible into Intelect (Delaware) Common Shares on a share-for-share basis, subject to anti-dilution provisions.

        The holders of Intelect (Delaware) Preferred Shares will not generally have any right or power to vote on any question or in any proceeding at any meeting of shareholders, provided that holders of such shares shall receive notice of, and be entitled to representation at, any such meeting. On any matters on which the holders of the Intelect (Delaware) Preferred Shares shall be entitled to vote, they shall be entitled to one vote for each Intelect (Delaware) Preferred Share held.

        Dividends shall be payable quarterly beginning December 31, 1997, in cash or Intelect (Delaware) Common Shares, at Intelect (Delaware)'s option. Dividends payable in Intelect (Delaware) Common Shares shall be paid in an amount equivalent to the accrued dividend, converted into Intelect (Delaware) Common Shares at the average closing market bid price for the five (5) consecutive trading days prior to the date the dividend is otherwise payable. In case at any time the equivalent of three (3) or more full quarterly dividends (whether consecutive or not) on any series of Preferred Shares shall be in arrears, then during the period (hereinafter called the "Class Voting Period") commencing with such time and ending with the time when all arrears in dividends on all Preferred Shares shall have been paid and the full dividend on all Preferred Shares for the then current quarterly dividend period shall have been paid or declared and set apart for payment, at a meeting called by the holders of the Intelect (Delaware) Preferred Shares and held for the election of directors during the Class Voting Period, the holders of a majority of the

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
outstanding Intelect (Delaware) Preferred Shares represented in person or by proxy at said meeting shall be entitled, as a class, to the exclusion of the holders of all other classes of shares of Intelect (Delaware), to elect two directors of Intelect (Delaware) (or such greater number constituting not less than 35% of the number of Directors authorized), each Intelect (Delaware) Preferred Share entitling the holder thereof to one vote for each Director.

        In the event of any liquidation, dissolution, or winding up of the affairs of Intelect (Delaware), whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of Intelect (Delaware), the holders of the Intelect (Delaware) Preferred Shares shall be entitled to receive, out of the remaining net assets of the Intelect (Delaware), the amount of Two and 1.45/100 dollars ($2.0145) in cash for each Intelect (Delaware) Preferred Share, plus an amount equal to all dividends accrued and unpaid on each such Intelect (Delaware) Preferred Share up to the date fixed for distribution, before any distribution shall be made to the holders of Intelect (Delaware) Common Shares, or any other capital stock of Intelect (Delaware) ranking (as to any such distribution) junior to the Intelect (Delaware) Preferred Shares.

        In the event Intelect (Delaware) issues any new securities, the holders of the Intelect (Delaware) Preferred Shares shall have preemption rights entitling such holders to purchase such new securities from Intelect (Delaware) in cash for the same per share consideration at which such new securities are issued (or the per share price at which a share of the new securities is acquirable upon exercise or conversion of options, warrants or other rights to Intelect (Delaware) Common Shares), except such preemption rights shall not be applicable to certain financings.

        Except for such Preferred Shares, Intelect (Delaware) has not authorized the issuance of any other Intelect (Delaware) Preferred Shares, nor does Intelect (Delaware) have any present plans to issue any Intelect (Delaware) Preferred Shares after the Effective Date.

        DELAWARE BUSINESS COMBINATION STATUTE

        Intelect (Delaware) is a Delaware corporation and is subject to Section 203 ("Section 203") of the DGCL. In general, Section 203 will prevent an "interested shareholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) of Intelect (Delaware) from engaging in a "business combination" (as therein defined) with Intelect (Delaware) for three years following the date such person became an interested shareholder, unless
(i) before such person became an interested shareholder, the Board of Directors of Intelect (Delaware) approved the business combination in question, or the transaction which resulted in such person becoming an interested shareholder,
(ii) upon consummation of the transaction that resulted in the interested shareholder becoming such, the interested shareholder owns at least 85% of the voting shares of Intelect (Delaware) outstanding at the time such transaction commenced (excluding shares held by directors who are also officers of Intelect (Delaware) and by employee stock option plans that do not provide employees with rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) following the transaction in which such person became an interested shareholder, the business combination is approved by the Board of Directors of Intelect (Delaware) and authorized at a meeting of shareholders by the affirmative vote of the holders of not less than 662/3% of the outstanding voting shares of Intelect (Delaware) not owned by the interested shareholder. Under Section 203, the restrictions described above do not apply to certain business combinations proposed by an interested shareholder following the announcement (or notification) of one of certain extraordinary transactions involving Intelect (Delaware) and a person who had not been an interested shareholder during the preceding three years or who became an interested shareholder with the approval of Intelect (Delaware)'s directors, and which transactions are approved or not opposed by a majority of the members of the Board of Directors then in office who were directors prior to any person becoming an interested shareholder during the previous three years or where recommended for election or elected to succeed such directors by a majority of such directors.

ACCOUNTING TREATMENT

        The Reorganization will be accounted for in a manner similar to a pooling of interests. In accordance with U.S. generally accepted accounting principles ("GAAP"), Intelect (Delaware) anticipates its consolidated financial statements will reflect the assets and liabilities of the Company at their historical cost as presented in the Company's

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
historical consolidated financial statements. Effectively, the Company is transferring its assets and liabilities to Intelect (Delaware) in a common control transaction. The costs associated with the Reorganization, which are not expected to be significant, will be charged to the results of operations of Intelect (Delaware) upon the consummation of the Reorganization.

NASDAQ LISTING

        Intelect (Delaware) has applied to have the Intelect (Delaware) Common Shares authorized for listing on the Nasdaq National Market ("NNM") under the symbol "ICOM" following the Effective Date. Authorization of the Intelect (Delaware) Common Shares for listing on the NNM is a condition precedent to the consummation of the transactions contemplated by the Reorganization. Although Intelect (Delaware) fully expects its Common Shares to be authorized for listing on NNM, failure to satisfy this condition would have a material adverse effect on the liquidity of Intelect (Delaware) Common Shares, and if such listing on the NNM is not authorized, management does not intend to proceed with the Reorganization.

SECURITIES LAWS CONSIDERATIONS

        The Intelect (Delaware) Common Shares issuable in connection with the Reorganization are concurrently being registered under the Securities Act pursuant to the Registration Statement of Intelect (Delaware) on Form S-4 of which this Proxy Statement/Prospectus forms a part.

        Consequently, all Intelect (Delaware) Common Shares received by Shareholders in the Reorganization will be freely transferable under the United States federal securities laws, except that such Intelect (Delaware) Common Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of either company may be resold by such affiliates only in transactions permitted by the resale provisions of Rules 144 or 145 promulgated under the Securities Act (which permit limited sales under certain circumstances), or pursuant to a separate offering registered under the Securities Act or a separate offering exempt from such registration.

CONDITIONS TO THE REORGANIZATION

        Consummation of the Reorganization is subject to (i) the approval of the Reorganization by the affirmative requisite vote of the Shareholders, (ii) the Intelect (Delaware) Common Shares being authorized for listing on the NNM, (iii) holders of Company Common Shares exercising their rights of dissent and appraisal shall not, in the opinion of the Board of Directors, represent an unacceptable cash cost in light of the Company's current and anticipated cash requirements, and (iv) the absence of any temporary restraining order, preliminary injunction, or other legal restraint or prohibition preventing the consummation of the Reorganization. In addition to these conditions, the Reorganization may be abandoned prior to the Effective Date notwithstanding approval by the Shareholders, by written agreement of Intelect (Delaware) and the Company.

INTEREST OF CERTAIN PERSONS

   The Company's salary and bonus compensation to its Chairman and Chief Executive Officer, Mr. Herman M. Frietsch, is currently being paid pursuant to a management contract between Mr. Frietsch and Intelect (Delaware). The terms of such management contract provide, effective January 1, 1997, for a minimum fee of $250,000 plus the possibility of a discretionary bonus per annum and for a minimum term ending December 31, 1997. Thereafter the contract is automatically renewed, but may be terminated on the next December 31 following three (3) years notice of termination. The management contract will survive the Reorganization.

                    INCOME TAX CONSIDERATIONS TO SHAREHOLDERS

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes the principal federal income tax consequences associated with the Merger to a Company shareholder who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and who holds shares of the Company as a capital asset. This summary does not, however, discuss all aspects of federal income taxation that may be relevant either to a particular shareholder in light of personal circumstances or to certain types of shareholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign investors, dealers in securities and taxpayers subject to the alternative minimum tax), and this summary does not discuss any aspect of state, local or foreign tax laws.

        The following summary is based on interpretation of the Internal Revenue Code (the "Code"), related Income Tax Regulations thereunder, relevant court decisions, and Internal Revenue Service (the "Service") published Revenue Rulings, Private Letter Rulings, Technical Advice Memoranda, General Counsel Memoranda, and Revenue Procedures as of the date hereof. However, federal income tax laws and their interpretations are subject to change, which could adversely affect the statements and conclusions set forth herein.

        If there is a change in applicable local law, the Code, the Income Tax Regulations and published rulings thereunder, the current administrative rulings, or in the prevailing judicial interpretation of the foregoing, the statements and conclusions herein would necessarily have to be reevaluated in light of any such changes, which could apply on a retroactive basis. No ruling has been requested from the Service with respect to any of the matters discussed herein and, thus, no assurance can be provided that opinions and statements set forth herein (which do not bind the Service or the courts) will not be challenged by the Service or would be sustained by a court if so challenged.

        EACH OF THE SHAREHOLDERS OF THE COMPANY SHOULD CONSULT THEIR OWN ADVISORS AS TO THE TAX TREATMENT WHICH MAY BE ANTICIPATED TO RESULT FROM THE TRANSACTIONS CONTEMPLATED HEREBY REGARDING THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF STATE AND LOCAL LAWS.

        The Merger has been structured with the intention that it qualify as an exchange under Section 351 of the Code. BASED UPON THE CONTINUING ACCURACY OF CERTAIN ASSUMPTIONS AND REPRESENTATIONS OF THE PARTIES TO THE MERGER, Arthur Andersen LLP ("Arthur Andersen"), advisor to the Company, has delivered an opinion to the Company to that effect.

        The formation of Merger Co. and its merger into the Company will be disregarded, and the transaction will be treated as a transfer by the shareholders of their Company Common Shares and Company Preferred Shares (collectively "Company Shares") to Intelect (Delaware) in exchange for Intelect (Delaware) Common Shares and Intelect (Delaware) Preferred Shares (collectively "Intelect (Delaware) Shares").

        No gain or loss will be recognized for federal income tax purposes by a shareholder of the Company as a result of the Merger upon the exchange of Company Shares solely for Intelect (Delaware) Shares, except with respect to cash, if any, received by any dissenting shareholders of the Company.

        With respect to a shareholder who receives solely Intelect (Delaware) Shares in exchange for Company Shares, such shareholder's aggregate tax basis in the Intelect (Delaware) Shares received (or the rights thereto) pursuant to the Merger Agreement will equal such holder's aggregate basis in the Company Shares converted therefor, and such holder's holding period for the Intelect (Delaware) Shares received (or the right thereto) in the Merger Agreement will include his holding period in the Company Shares converted therefor, provided the shareholder held the Company Shares as a capital asset.

        Where a dissenting shareholder of the Company receives solely cash, such cash should be treated as having been received by the shareholder as a distribution in redemption of Company Shares, subject to the provisions and limitations of Sections 302 and 304 of the Code.

        The opinion of Arthur Andersen was based upon review of documents and materials they considered relevant, including this Proxy Statement/Prospectus and the Merger Agreement. In addition, in rendering the opinion, Arthur Andersen received and relied upon representations of fact and certain certifications of the Company and Intelect (Delaware), and that the transactions contemplated in the Merger Agreement will be consummated on the Effective Date and in compliance with all material terms and conditions as described in such agreements.

        OTHER CONSIDERATIONS - APPLICATION OF SECTION 306

        The Intelect (Delaware) Preferred Shares received by the holders of the Company Preferred Shares in the exchange may be treated as Section 306 stock. If so treated, the disposition of such stock may result in ordinary income rather than capital gain income to such shareholder upon a taxable disposition of such Intelect (Delaware) Preferred Shares. The amount realized upon disposition treated as ordinary income is limited to the amount that would have been treated as a dividend had the holder received cash in lieu of the Preferred Shares upon the exchange.

        Each holder of the Company's Preferred Shares that is receiving Intelect (Delaware) Preferred Shares in exchange therefor should consult their own tax advisor as to whether Section 306 applies to the Intelect (Delaware) Preferred Shares received.

BERMUDA TAX CONSIDERATIONS

        At the date hereof, there is no Bermuda income tax, corporation tax, profits tax, withholding tax, capital gains tax, capital transfer tax, stamp duty or inheritance tax payable by the Company or Intelect (Delaware) as a result of or in connection with the Merger.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

GENERAL

        As a result of the Merger, holders of Company Common Shares will become shareholders of Intelect (Delaware) and the rights of all such former Company shareholders will thereafter be governed by the New Certificate, the New By-laws and the DGCL. The rights of the holders of Company Common Shares are, as stated, currently governed by the Present Charter, the Present Bye-laws and The Companies Act 1981 of Bermuda ("The Companies Act").

        The following summary, which does not purport to be a complete statement of the general differences among the rights of the shareholders of Intelect (Delaware) and the Company, sets forth certain differences between the DGCL and The Companies Act, the New Certificate and New By-laws and the Present Charter and the Present Bye-laws. This summary is qualified in its entirety by reference to the full text of each of such charter and governance documents, the DGCL and The Companies Act. For information as to how such documents may be obtained, see "Available Information."

BERMUDA AND DELAWARE CORPORATE LAW

        The Companies Act, under which the Company was incorporated, differs in certain material respects from the provisions of the DGCL. Set forth below is a summary of certain significant provisions of The Companies Act which are materially different from the DGCL. The following statements are summaries, and do not purport to deal with all aspects of Bermuda or Delaware law that may be relevant to the Company and its shareholders.

        AUTHORIZED CAPITAL STOCK

        THE COMPANY. The Company has, as of October 28, 1997, 80,000,000 authorized Company Common Shares, par value $.01 per share, of which 23,926,830 are issued and outstanding and 15,000,000 Company Preferred Shares, par value $.01 per share, of which 4,219,409 are issued and outstanding in the form of 10% Cumulative Convertible Preferred Shares, Series A (the "Company Preferred Shares").

        INTELECT (DELAWARE). The New Certificate authorizes the issuance of 50,000,000 Intelect (Delaware) Common Shares, par value $.01 per share, and 50,000,000 Intelect (Delaware) Preferred Shares, par value $.01 per share. There are currently 41,435 Intelect (Delaware) Common Shares issued and outstanding, all of which are held by the Company. Upon the consummation of the Merger, Intelect (Delaware) will have the same number of issued and outstanding Intelect (Delaware) Common Shares (assuming no exercise of dissenters' rights) as the number of Company Common Shares issued and outstanding immediately before the Reorganization, together with the currently outstanding 41,435 Intelect (Delaware) Common Shares held by the Company, which will continue to remain outstanding. However, under the DGCL, such Intelect (Delaware) Common Shares that will continue to be held by the Company will not be entitled to vote and will not be counted for purposes of determining whether a quorum of shareholders entitled to vote at a meeting is present. See "Description of Intelect (Delaware) Securities."

        Under the New Certificate, the Board of Directors of Intelect (Delaware) is authorized to issue preferred shares in series and to fix the powers, designations, preferences, or other rights of the shares and the qualifications, limitations, and restrictions of such shares. Intelect (Delaware) Preferred Shares issued by Intelect (Delaware) after the Reorganization may rank preferentially to Intelect (Delaware) Common Shares as to dividend rights, liquidation preferences, or both, may have full or limited voting rights (including multiple voting rights and voting rights as a class), and may be convertible into Intelect (Delaware) Common Shares. Other than the Intelect (Delaware) Preferred Shares to be issued as part of the Reorganization in exchange for Company Preferred Shares, Intelect (Delaware) has no present plans or understandings for the issuance of any preferred shares. However, any such issuance in the future could adversely affect the rights of holders of Intelect (Delaware) Common Shares, particularly if the preferred shares are given preferential dividend, liquidation, or voting rights. See "Description of Intelect (Delaware) Securities."

        VOTING RIGHTS AND QUORUM REQUIREMENTS

        THE COMPANY. Under Bermuda law, in the absence of any other agreement to the contrary, the voting rights of shareholders are regulated by the Present Bye-Laws. The Present Bye-Laws specify that two persons present in person or represented throughout the meeting, in person or by proxy, in excess of 35% of the total issued voting shares in the Company shall form a quorum for the transaction of business.

        Any shareholder of the Company who is present at a meeting may vote in person, as may any corporation which is present by a duly authorized representative. The Present Bye-Laws also permit votes by proxy, provided the instrument appointing the proxy, together with such evidence of its due execution as is satisfactory to the Company's Board of Directors, is delivered to the Company's registered office (or at any other place specified in the notice convening the meeting or adjourned meetings) prior to the meeting or, in the case of a poll taken subsequently to the date of the meeting, before the time appointed for the taking of that poll. There is no specified record date for meetings under Bermuda law.

        Under the Present Bye-Laws (subject to any rights or restrictions otherwise afforded to any Company shares), shareholders of the Company are entitled to one vote per Company Common Share.

        INTELECT (DELAWARE). Under the DGCL and the New By-laws, each holder of record of Intelect (Delaware) Common Shares is entitled to one vote per share. The presence, in person or by proxy, of the holders of record of shares of capital stock entitling the holders thereof to cast a majority of votes entitled to be cast by the holders of shares of capital stock shall constitute a quorum. The presiding officer, if directed by the Board of Directors, or the shareholders entitled to vote at the meeting may adjourn the meeting if no quorum is present or represented thereat. The presiding officer, if directed by the Board of Directors, may also adjourn the meeting in which a quorum is present or represented, if the Board of Directors determines that an adjournment is necessary or appropriate to enable the shareholders to either consider fully information which the Board of Directors determines has not been made sufficiently or timely available to the shareholders, or otherwise exercise effectively their voting rights. Under the DGCL, the shareholder entitled to vote at a meeting of shareholder may authorize another person or persons to act for him by proxy. Unless the proxy provides for a longer period, no proxy may be voted or acted upon after three years from its date. Proxies may be transmitted by telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that such proxy either sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the shareholder. The New By-laws provide that all matters subject to a vote by the shareholders may (but need not) be by ballot, such being at the discretion of the Board of Directors or the officer presiding at the meeting.

        VOTING RIGHTS WITH RESPECT TO EXTRAORDINARY CORPORATE TRANSACTIONS

        BERMUDA. Bermuda law permits amalgamation between two or more Bermuda companies (or between a Bermuda company and one or more Bermuda or foreign companies, provided that a Bermuda company is the surviving corporation) and, subject to any requirement of the bye-laws of any of such companies, generally requires the approval, in the case of the amalgamation of non-affiliated companies, of a majority vote of three-fourths of shareholders of each such company present, in person or by proxy, at a meeting called for that purpose. A 90% vote may be required where such an amalgamation amounts to a scheme or contract under Section 102 of the Companies Act. A majority vote of shareholders is required to increase the authorized capital of a Bermuda company, but unless such increase is required, and subject to any provision of the bye-laws to the contrary, no shareholder approval is required for the issue of shares by an acquiring company in a share-for-share exchange, asset purchase, or, subject to the limitations set forth below, other forms of reorganization.

        DELAWARE. Approval of mergers and consolidations and of sales, leases or exchanges of all or substantially all of the property or assets of a company, require the approval of the holders of a majority of the outstanding shares entitled to vote, except that no vote of shareholders of the company surviving a merger is necessary if (i) the merger does not amend the certificate of incorporation of the company, (ii) each outstanding share immediately prior to the effective date of the merger is to be an identical share after the merger, and (iii) either no common shares of the company and no securities or obligations convertible into common shares are to be issued in the merger, or the common shares to be issued in the merger plus common shares initially issuable on conversion of other securities issued in the merger does not exceed 20% of the common shares of the company immediately before the effective date of the merger.

        DISSENTERS' RIGHTS

        BERMUDA. Under Bermuda law, a dissenting shareholder of a company participating in certain transactions may, under varying circumstances, receive cash in the amount of the fair market value of his shares (as determined by a court), in lieu of the consideration he or she would otherwise receive in any such transactions. Bermuda law generally does not condition dissenters' rights to circumstances in which a vote of the shareholders of the surviving company is required. Bermuda law, in general, provides for dissenters' rights in an amalgamation between non-affiliated companies, a scheme of arrangement, a reconstruction and certain other transactions. For a more thorough discussion of dissenters' rights under Bermuda law, see "Rights of Dissenting Shareholders."

        DELAWARE. Shareholders are entitled to demand appraisal of their shares in the case of mergers or consolidations, except where (i) they are shareholders of the surviving company and the merger did not require their approval under the DGCL, or (ii) the company shares are either listed on a national securities exchange or on the NNM or held of record by more than 2,000 shareholders. Appraisal rights are available in either (i) or (ii) above, however, if the shareholders are required by the terms of the merger or consolidations to accept any consideration other than (a) shares of the company surviving or resulting from the merger or consolidation, (b) shares of another company which are either listed on a national securities exchange or held of record by more than 2,000 shareholders, (c) cash in lieu of fractional shares, or (d) any combination of the foregoing. Appraisal rights are not available in the case of a sale, lease, exchange or other disposition by a company of all or substantially all of its property and assets.

        DERIVATIVE SUITS

        BERMUDA. In certain circumstances an action can be brought by minority shareholders, on behalf of the Company, seeking to enforce a right of action vested in or derived from the Company. However, such a derivative action will not be permitted where there is an alternative action available which would provide an adequate remedy. Any property or damages recovered by derivative action go to the Company, not to the plaintiff shareholders. The Companies Act enables a shareholder who complains that the affairs of a company are being or have been conducted in a manner oppressive or prejudicial to some part of the shareholders, including himself, to petition the court, which may, if it is of the opinion that to wind up a company would unfairly prejudice those shareholders, but that otherwise the facts would justify a winding up order on just and equitable grounds, make such order as it thinks fit. The Companies Act also provides that a company may be wound up by the court if the court is of the opinion that it is just and equitable to do so. The latter provision is also available to minority shareholders seeking relief from the oppressive conduct of the majority, and the court has wide discretion to make such order as it may think fit. Except as mentioned above, claims against a Bermuda company by its shareholders must be based on the general law of contract or tort of Bermuda. A statutory right of action is conferred on subscribers to shares of a Bermuda company against persons (including directors and officers) responsible for the issue of a prospectus in respect of damage suffered by reason of an untrue statement therein, but this confers no right of action against the company itself. In addition, the company itself (as opposed to its shareholders) may take action against the officers (including directors) of a Bermuda company for breach of their statutory and fiduciary duty to act honestly and in good faith with a view to the best interests of the company.

        DELAWARE. Derivative actions may be brought in Delaware by a shareholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a shareholder must state in the complaint that he or she was a shareholder of the corporation at the time of the transaction of which he or she complains. A shareholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile. No suit shall be brought against any officer, director, or shareholder for any debt of a corporation for which he or she is an officer, director, or shareholder, until judgment be obtained therefor against the corporation and execution thereon returned.

        SPECIAL MEETINGS OF SHAREHOLDERS

        BERMUDA. Under Bermuda law, a special meeting of shareholders may be convened by the Board of Directors at any time and must be convened upon the requisition of shareholders holding not less than one-tenth of the paid-in capital of the company carrying the right to vote at general meetings.

        DELAWARE. Shareholders generally do not have the right to call meetings of shareholders unless such right is granted in the certificate of incorporation or by-laws. However, if a company fails to hold its annual meeting within a period of 30 days after the date designated therefor, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder or director. The New Certificate and the New By-laws provide that shareholders may not call a special meeting and that only a majority of the Board of Directors may call a special meeting of shareholders. See "--Charter and Bylaw Provisions--Special Meeting of Shareholders" below.

        AMENDMENTS TO CHARTER

        BERMUDA. Amendments to the memorandum of association and bye-laws of a Bermuda company must be submitted to a general meeting of the shareholders and shall be effective only to the extent approved by the shareholders at such meeting.

        DELAWARE. Amendments to the certificate of incorporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon; except that if the certificate of incorporation requires the vote of a greater number or proportion of the directors or of the holders of any class of stock than is required by Delaware law with respect to any matter, the provision of the certificate of incorporation may not be amended, altered or repealed except by such greater vote. The New Certificate requires a 90% vote to amend certain of its provisions. See "--Charter and Bylaw Provisions--Amendments to Charter."

        ANTI-TAKEOVER STATUTES

        BERMUDA. Bermuda does not currently have a tender offer statute. However, The Companies Act provides that where an offer is made for shares in a company by another company and, within four months of the offer, the holders of not less than 90% in value of the shares that are the subject of such offer accept it, the offeror may by notice, given within two months after the expiration of the four months, require that dissenting shareholders to transfer their shares under the terms of the offer. Dissenting shareholders may apply to a court within one month of the notice objecting to the transfer, and the court may give such order as it thinks fit. The Companies Act also provides that the holders of not less than 95% of the shares of any class of shares in a company may give notice to the remaining shareholder or class of shareholders of the intention to acquire their shares on the terms set out in the notice. Recipients of the notice have a right to apply to the Bermuda courts for an appraisal.

        DELAWARE. Generally, Section 203 of the DGCL prohibits a publicly held Delaware company from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting shares that is not owned by the interested shareholder. An "interested shareholder" is a person who, together with affiliates or associates, owns (or within three years, did own) 15% or more of the company's voting stock.

     LIMITATIONS ON DIRECTOR LIABILITY

        BERMUDA. Under Bermuda law, a director must observe the statutory duty of care which requires such director to act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Bermuda law renders void any provision in the bye-laws or any contract between a company and any such director exempting him from or indemnifying him against any liability in respect of fraud or dishonesty of which he or she may be guilty in relation to the company. The Present Bye-laws contain certain provisions limiting the liability of directors as permitted under Bermuda law. See "--Charter and Bylaw Provisions--Limitation of Director Liability."

        DELAWARE. Under Delaware law, a company may include in its certificate of incorporation, a provision eliminating or limiting the liability of a director to the company or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that a company may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain acts concerning unlawful payments of dividends or stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transactions from which a director derived an improper personal benefit. The New Certificate contains certain provisions limiting the liability of directors as permitted under Delaware law. See "--Charter and By-law Provisions--Limitation of Director Liability."

        INDEMNIFICATION OF DIRECTORS AND OFFICERS

        BERMUDA. Under Bermuda law, a company is permitted to indemnify its officers and directors, out of the funds of the company, against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him by the court. The Present Bye-laws contain certain provisions regarding the indemnification of officers and directors. See "--Charter and By-law Provisions--Indemnification of Directors and Officers."

        DELAWARE. Under Delaware law, a company is permitted to indemnify its officers, directors and certain others against any liability incurred in any civil, criminal, administrative or investigative proceeding if such individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, under Delaware law, to the extent that a director, officer, employee or agent of a company has been successful on the merits or otherwise in defense of any proceeding referred to above or in defense of any claim, issue or matter therein, he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The New By-laws contain provisions regarding the indemnification of officers and directors.

        INSPECTION OF BOOKS AND RECORDS; SHAREHOLDER LISTS

        BERMUDA. Bermuda law provides the general public with a right of inspection of a Bermuda company's public documents at the office of the Registrar of Companies in Bermuda, and provides a Bermuda company's shareholders with a right of inspection of such company's bye-laws, minutes of general (shareholder) meetings, and audited financial statements. The register of shareholders is also open to inspection by shareholders free of charge and, upon payment of a small fee, by any other person. A Bermuda company is required to maintain its share register in Bermuda but may establish a branch register outside of Bermuda. A Bermuda company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

        DELAWARE. Any shareholder of record, in person or by attorney or other agents, upon written demand under oath stating the purpose thereof, has the right during the company's usual hours for business to inspect, for any proper purpose, the company's stock ledger, a list of its shareholders, and its other books and records, and to make copies or extracts therefrom.

        PREEMPTIVE RIGHTS

        BERMUDA. Under Bermuda law, no shareholder has a preemptive right to subscribe for additional issues of a company's shares unless, and to the extent that, such right is expressly granted to such shareholder under the Bye-laws of a company or under any contract between such shareholder and the company. The Present Bye-laws do not provide for preemptive rights and the Company is not a party to any contract with any holder of Common Shares providing such rights. However, the holders of the Company's Preferred Shares have certain preemptive rights.

        DELAWARE. Under Delaware law, no shareholder has a preemptive right to subscribe to additional issues of a corporation's stock unless, and to the extent that, such right is expressly granted to such shareholder in the corporation's certificate of incorporation. The New Certificate does not provide for preemptive rights. However, Intelect (Delaware)'s Preferred Shares that are being issued in the Reorganization in exchange for the Company's Preferred Shares will have the same preemptive rights as the Company's Preferred Shares.

        DIVIDENDS

        BERMUDA. Bermuda law permits payment of dividends and distributions of contributed surplus by a company unless the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account.. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation.

        DELAWARE. Delaware law generally allows dividends to be paid out of surplus of the corporation or out of the net profit of the corporation for the current fiscal year and/or the prior fiscal year. No dividends may be paid if they would result in the capital of the corporation being less than the capital represented by the preferred shares of the corporation.

        NUMBER AND QUALIFICATIONS OF DIRECTORS; SIZE OF BOARD

        BERMUDA. Under Bermuda law, the minimum number of directors on the board of directors of a company is two, although the minimum number of directors may be set higher and the maximum number of directors may also be set in accordance with the bye-laws of the company. The exact number of directors is usually fixed by the shareholders in general meeting. Only the shareholders may increase or decrease the number of director seats last approved by the shareholders.

        The Present Bye-laws proved that the number of directors which constitute the Company Board of Directors shall not be less than three (3) nor more than nine (9), and that the specific number of directors constituting the Board shall be determined from time to time by the shareholders in general meeting. The size of the Company Board is currently fixed at five. Only the shareholders may change the size of the Company Board.

        DELAWARE. Under Delaware law, the minimum number or directors is one. The number of directors constituting the board of directors of a Delaware corporation may be specified in the by-laws or the certificate of incorporation. Accordingly, unless the certificate of incorporation provides otherwise, the directors may change the number of directors constituting the board by amending the by-laws. If the number of directors is specified in the certificate of incorporation, then any change in the number of directors must be made pursuant to a certificate of amendment approved by the shareholders.

        The number of directors for Intelect (Delaware) is set in the New Bylaws, and the New Charter does not provide otherwise. The New By-laws provide that the number of directors which constitute Intelect (Delaware)'s Board shall be five (5), subject to the rights, if any, of holders of the preferred shares of Intelect (Delaware).

        REMOVAL OF DIRECTORS

        BERMUDA. Subject to its bye-laws the members of a Bermuda company may, at a special general meeting called for the purpose, remove any director or the entire board of directors provided that notice of the meeting shall be served on the director or directors concerned not less than fourteen days before such meeting. Any director subject to such notice shall be entitled to be heard at the meeting. The Present Bye-laws provide that directors may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the shares entitled to vote thereat.

        DELAWARE. Unless a corporation's certificate of incorporation provide otherwise, Delaware law allows directors of a corporation to be removed with or without cause by the vote of the holder of a majority of the shares entitled to vote in any election of directors. The New Certificate provides that, except as may be provided in a resolution or resolutions proving for any class or series of preferred shares with respect to any directors elected by the holders of such class or series, directors may be removed only for cause by the affirmative vote of the holders of at least 90% of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of the holders of 90% of the issued and outstanding Intelect (Delaware) Common Shares is required to amend or repeal, or adopt any provision inconsistent with, this provision of the New Certificate.

CHARTER AND BYLAW PROVISIONS

        The New Certificate and New By-laws differ in certain material respects from the provisions of the Present Charter and Present Bye-Laws. Set forth below is a summary of certain significant material differences between such documents. The following statements are summaries and do not purport to deal with all aspects of such documents that may be relevant to the Company and its shareholders.

        LIMITATIONS ON DIRECTOR LIABILITY

        COMPANY. The Present Bye-laws and Bermuda law provide that every director and officer shall act honestly and in good faith with a view to the best interest of the Company and shall exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances and that, subject to the foregoing, no director or officer shall be liable for acts, neglects, defaults, or loss, damage, or expense, to the Company resulting from insufficiency or deficiency of title or security, bankruptcy, insolvency or tortious acts of any person, error in judgement, oversight, or any other misfortune, whether such results from his own act or that of other directors, officers or employees, so long as such was carried out in execution of his duties and provided that nothing in the bye-laws shall relieve any director or officer from the duty to act in accordance with The Companies Act.

        INTELECT (DELAWARE). The New Certificate limits director liability to the extent permitted by the DGCL as described under "--Bermuda and Delaware Law--Limitations on Director Liability."

        INDEMNIFICATION OF DIRECTORS AND OFFICERS

        COMPANY. The Present Bye-Laws generally provide that the officers and directors of the Company and their heirs shall be indemnified and held harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or their heirs may incur by reason of any act done or omitted in the execution of their duty in their respective offices; provided, that the Company shall not be obligated to extend such indemnity to any matter in respect of any willful negligence, willful default, fraud or dishonesty which may attach to any of such persons.

        INTELECT (DELAWARE). The New By-laws generally provide that officers, directors and certain others will be indemnified by Intelect (Delaware) against any liability incurred in any civil, criminal, administrative or investigative proceeding if such individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Intelect (Delaware), and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, to the extent that a director, officer, employee or agent of Intelect (Delaware) has been successful on the merits or otherwise in defense of any proceeding referred to above or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        AMENDMENTS TO CHARTER

        COMPANY. The Present Charter and Present Bye-Laws may be amended by a vote of the holders of a majority of the outstanding Company Common Shares, unless otherwise provided in such documents. See "--Bermuda and Delaware Corporate Law--Amendments to Charter."

        INTELECT (DELAWARE). The New Certificate provides that certain provisions of such certificate may only be amended by a vote of the holders of at least 90% of the outstanding Intelect (Delaware) Common Shares. The provisions that can only be amended by such 90% vote are provisions that (i) allow the Board of Directors to determine the rights, powers, duties, rules, and procedures that affect its power to manage and direct the business and affairs of the Company; (ii) allow the Board of Directors to set the number of directors; (iii) classifies the Board of Directors into three classes; (iv) permits directors to fill any vacancies in the Board of Directors;
(v) provides that a director may only be removed by a vote of 90% of the outstanding Intelect (Delaware) Common Shares; (vi) limits the liability of directors to the extent permitted under Delaware law; (vii) expressly denies the right of shareholders to act by written consent; and (viii) provides that the New By-laws may be amended only by a vote of the Board of Directors. The other provisions of the New Certificate may be amended by the affirmative vote of both
(a) a majority of the members of the Board of Directors then in office and (b) a majority of the voting power of all of the shares of capital stock of the Company entitled to vote generally in the election of directors voting together as a single class. See"--Bermuda and Delaware Corporate Law--Amendments to Charter."

        SPECIAL MEETINGS OF SHAREHOLDERS; ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

        COMPANY. The Present Bye-Laws provide that a special meeting of shareholders may be called by the holders of 10% of the outstanding shares of a company's voting securities. See "--Bermuda and Delaware Corporate Law-- Special Meetings of Shareholders."

        INTELECT (DELAWARE). The New Certificate prohibits shareholders from taking action by written consent in lieu of an annual or special meeting and, thus, shareholders may only take action at an annual or special meeting called in accordance with the New By-laws. The New Certificate and the New By-laws provide that special meetings of shareholders may only be called by pursuant to a resolution adopted by a majority of the Board of Directors. Special meetings may not be called by the shareholders.

        These provisions could have the effect of delaying consideration of a shareholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of the voting power of the capital stock of Intelect (Delaware) entitled to vote from unilaterally using the written consent procedure to take shareholder action. Moreover, a shareholder could not force the Board of Directors, the Chief Executive Officer, or a majority of the Board of Directors by calling a special meeting of the shareholders prior to the time such persons believe such consideration to be appropriate, except as required by Delaware law.

        The New Certificate and the New By-laws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at an annual meeting must be in writing and received by the Secretary of Intelect (Delaware) not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. The notice of nominations for the elections of directors must set forth certain information with respect to the shareholder giving the notice and with respect to each nominee.

        By requiring advance notice of nominations by shareholders, the foregoing procedures will afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, such procedures will provide the Board of Directors with an opportunity to inform shareholders prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board of Directors' position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

        Although the New Certificate and the New By-laws do not give the Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, with regard to whether consideration of such nominees or proposals might be harmful or beneficial to Intelect (Delaware) and its shareholders.

                        RIGHTS OF DISSENTING SHAREHOLDERS

        After the Effective Date, Company Common Shares that are issued and outstanding immediately prior to the Effective Date held by Company shareholders who did not vote in favor of the adoption and approval of the Merger and who comply with Section 106(6), (6A), (6B), and (6C) of The Companies Act will, at the election of Intelect (Delaware) either (1) be canceled and Intelect (Delaware) Common Shares delivered in consideration thereof, subject to the rights of such shareholders under Sections 106(6), (6A), (6B), and (6C) of The Companies Act, or (2) not be canceled and the holders thereof not be entitled to receive Intelect (Delaware) Common Shares unless and until such holders have failed to perfect or have effectively withdrawn or lost their rights to appraisal under The Companies Act, whereupon such shares will be canceled and Intelect (Delaware) Common Shares delivered in consideration thereof. Unless waived, it is a condition to the respective obligations of Intelect (Delaware) and Merger Co. to consummate the Merger that the holders exercising their rights of dissent and appraisal under The Companies Act shall not, in the opinion of the Board of Directors, represent an unacceptable cash cost in light of the Company's current and anticipated cash requirements. THE PROCEDURES SET FORTH IN THE COMPANIES ACT MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST.

        The information set forth below is a general summary of dissenters' rights as they apply to Company shareholders and is qualified in its entirety by reference to those excerpts from The Companies Act which are set forth in Appendix 4 hereto.

        Amalgamations under Bermuda law are governed by Sections 104 through 109 of The Companies Act. The amalgamation provisions of The Companies Act generally require that the directors of each amalgamating company submit an amalgamation agreement for approval by the shareholders voting as a whole and, if separate classes exist, voting by class. Unless the bye-laws provide specifically for the majority required to approve an amalgamation and the size of the quorum at a meeting convened for such purposes, (1) the resolution of the shareholders or class must be approved by a majority vote of 75% of those voting at such meeting and (2) the quorum necessary for such a meeting shall be two persons at least, holding or representing by proxy more than one-third of the issued shares of the company or the class, as the case be. Any shareholder present in person or by proxy may demand a poll.

        Any shareholder of the Company who does not vote in favor of the adoption and approval of the Merger and who is not satisfied that he or she has been offered fair value for his Company Common Shares in the Merger may, within one month of the giving of the notice of the Special Meeting, apply to a Bermuda court for the court to appraise the fair value of such shareholder's shares. In the opinion of the Board of Directors of the Company, the fair value of the Intelect (Delaware) Common Shares that the shareholders are receiving in the Merger is at least equal in fair value to the Company Common Shares. Because the principal effect of the Reorganization is to change the domicile of the Company so that it will be a publicly traded U.S. domiciled corporation, the Company believes that the fair value of the Intelect (Delaware) Common Shares should be at least equal to, if not greater than, the fair value of the Company Common Shares. The trading market for the Company's Common Shares (Nasdaq National Market) will continue to be the trading market for the Intelect (Delaware) Common Shares. The Company believes the Reorganization will, among other things, enhance the marketability of the Company's shares by raising the Company's profile in U.S. capital markets and thus will have a positive effect on the trading of the Company's stock. However, in the event the court does determine that the shareholder is not receiving fair value in the Merger, then within one month of the court's appraising the fair value of any such shares, the Company shall be required to pay to the dissenting shareholder an amount equal to the value of the shares as appraised by the court. If the Merger has become effective prior to the court appraisal, then, within one month of such appraisal, if the amount paid to the dissenting shareholder is less than that appraised by the court, the Company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

              VOTE REQUIRED TO APPROVE THE REORGANIZATION PROPOSAL
                            AND BOARD RECOMMENDATION

        The affirmative vote of the holders of seventy-five percent (75%) of the votes present or represented and voting at the meeting by holders of each class of shares, voting separately, entitled to vote, is required for approval of the Reorganization Proposal. A vote FOR the Reorganization Proposal also will constitute approval of the Merger, the Merger Agreement, and the New Certificate and New By-laws, as well as the related matters described in this Proxy/Prospectus Statement, including, without limitation, the Intelect (Delaware) Incentive Stock Option Plan.

        The Board of Directors recommends a vote FOR approval of the Reorganization Proposal.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of October 28, 1997, with respect to the beneficial ownership of Company Common Shares by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Shares; (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the information included below is based upon the Company's stock transfer records as maintained by the Company's stock transfer agent.

        The number of Company Common Shares beneficially owned by each director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after October 28, 1997 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute admission of beneficial ownership of those shares.

Name and Address              Amount and Nature of       Percent of Class
of Beneficial Owner           Beneficial Ownership

Herman M. Frietsch                 758,667(1)                  3.06%
1100 Executive Drive
Richardson, Texas

Peter E. Ianace                    148,095(2)                    *
1100 Executive Drive
Richardson, Texas

R. Eugene Helms                    100,000(3)                    *
269 W. Renner Parkway
Richardson, Texas

Anton Liechtenstein                402,400(4)                  1.63%
Administration and Trust Co.
Josepf Rheinbergerstrasse 6
Vaduz, Liechtenstein

Philip P. Sudan, Jr.               125,000(5)                    *
Two Houston Center, Suite 3900
Houston, Texas

Robert E. Garrison II              125,000(6)                    *
5599 San Felipe, 3rd Floor
Houston, Texas

Peter G. Leighton(7)                   100                       *
31 Church Street
Hamilton, Bermuda HM12

Rhianon M. Pedro(8)                     10                       *
31 Church Street
Hamilton, Bermuda HM12

Jeremy T. G. Posner(9)                   0                       *
Zichron Tuvia 28
Jerusalem
Israel

The Coastal Corporation Second   1,530,583(10)                 6.17%
Pension Trust
Nine Greenway Plaza
Houston, Texas

All Directors and Executive      1,701,906                     6.86%
Officers (10 persons)(11)

---------------------------
(1) Includes 356,667 shares issuable upon exercise of options which are currently exercisable or become exercisable by December 27, 1997. Includes 6,000 shares owned beneficially by Mr. Frietsch's spouse as to which he disclaims beneficial ownership.

(2) Includes 140,000 shares issuable upon exercise of options which are currently exercisable.

(3) Includes 100,000 shares issuable upon exercise of options which are currently exercisable.

(4) Includes 125,000 shares issuable upon exercise of options which are currently exercisable.

(5) Includes 25,000 shares issuable upon exercise of options which are currently exercisable.

(6) Includes 125,000 shares issuable upon exercise of options which are currently exercisable.

(7)     Resigned as President and director in March 1997.

(8) Terminated as Treasurer, Chief Financial Officer and Senior Vice President in February 1997.

(9)     Resigned as a director in March 1997.

(10) Does not include 3,219,409 Common Shares issuable upon conversion of the Company's Preferred Shares after August 31, 1997. See "Certain Transactions."

(11) Includes 746,667 shares issuable upon exercise of options which are currently exercisable or become exercisable by December 27, 1997.
*  Indicates holdings of less than one percent.

                                   MANAGEMENT

        After the filing of the certificate of merger with respect to the Merger of Merger Co. into the Company (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Effective Date"), the Company will be a wholly-owned subsidiary of Intelect (Delaware). The persons who are officers and directors of the Company immediately prior to the Effective Date will be the officers and directors of Intelect (Delaware) and of the Company immediately after the Effective Date without change, until their successors have been duly elected or appointed and qualified.

NAME                    AGE       OFFICE AND EMPLOYMENT DURING LAST FIVE YEARS

Herman M. Frietsch      58      Chairman of the Board of the Company since 1989;
                                Chief Executive Officer since February 1997;
                                Director since 1988; Executive Chairman from
                                October 1995 to February 1997; Chief Executive
                                Officer of Intelect (Delaware).

Peter E. Ianace         48      Vice President, Sales and Marketing of the
                                Company since February 1997; Vice President,
                                Marketing and Distribution of the Company since
                                June 1996; President of Intelect Network
                                Technologies Company (a subsidiary of the Company) since November 1993; Chief Executive
                                Officer of Intelect Network Technologies Company since July 1995; President of Opcom, Inc., a fiber optic products manufacturer, from January
                                1992 to March 1993.

R. Eugene Helms         46      Vice President, Chief Technology Officer of the
                                Company since June 1996; President and Chief
                                Executive Officer of DNA Enterprises, Inc. (a subsidiary of the Company) since April 1996;
                                President and Owner of TeleSolutions Inc., a consulting firm, since January 1990; Vice
                                President, Engineering of Mizar, Inc., a Digital
                                Signal Processing products manufacturer, from
                                March 1994 to October 1995.

Edwin J. Ducayet, Jr.   57      Chief Financial Officer of the Company since
                                February 1997; Vice President and Chief
                                Financial Officer of Intelect Network
                                Technologies Company since December 1991.

Prinz Anton von and     51      Director of the Company since 1980; Chairman of
zu Liechtenstein                the Stock Option Committee of the Board of
                                Directors; first Managing Director of the Company; Private Investor.


Philip P. Sudan, Jr.    46      Director of the Company since February 1997;
                                Chairman of the Audit Committee of the Board of Directors; Partner, Ryan & Sudan, L.L.P., a law firm in Houston, Texas, since 1990.

Robert E. Garrison II   55      Director of the Company since June 1997; Founder
                                of Harris Webb & Garrison, Inc., a regional investment banking firm located in Houston, Texas, and a partner from 1994 to present;
                                Chairman of the Board and CEO of Pinnacle
                                Management & Trust Co., a trust company and money management firm, from 1994 to present;
                                Chairman of the Board of BioCyte Therapeutics,
                                Inc., a company engaged in the clinical
                                development of novel therapeutic for life threatening diseases, primarily cancer;
                                President and CEO of Med Center Bank & Trust, a
                                Texas state bank, from 1992 to 1994; Mr.

                                Garrison serves on the Board of Directors of Somerset House Publishing, Inc., FFP Partners, Harris Webb & Garrison, Inc., Pinnacle Management & Trust Co., and BioCyte Therapeutics, Inc.

        Messrs. Frietsch and Sudan are members of the Compensation Committee of the Board of Directors. Messrs. Sudan and Garrison are members of the Audit Committee of the Board of Directors. Messrs. Sudan, Liechtenstein, and Garrison are members of the Stock Option Committee of the Board of Directors.

        Effective March 5, 1997, Peter G. Leighton resigned as President and Director of the Company. By letter dated March 21, 1997, Mr. Leighton requested that the Company disclose his letter of resignation which he furnished to the Board of Directors of the Company and which describes Mr. Leighton's disagreements with the Company's operations, policies or practices. In a Form 8-K filed March 27, 1997, the Company has summarized those disagreements, and the Company has presented its views why it believes Mr. Leighton's description of certain events is incorrect or incomplete. The following restates the summary of Mr. Leighton's description of his disagreement with the Company and the Company's response as set forth in such Form 8-K filing: Mr. Leighton stated in his March 5, 1997 letter of resignation that he disagreed with the Company's entering into a $15,000,000 Credit Facility (the "Facility") with St. James Capital Corporation ("St. James"). Mr. Leighton stated in his letter: "Because of my complete objection to the Facility, and the course on which [the Company] has been set in motion by a majority of its Board members, it is impossible for me to continue as a director of this Company." Mr. Leighton expressed concern in his letter that the Company would reach a point where it could not repay the Facility without the injection of further capital. Mr. Leighton also stated that if the Company was unable to raise capital through an equity offering, the Company would be required to negotiate with St. James for additional financing before it can seek financing from other sources. Mr. Leighton also mentioned in his letter certain financing sources that the Board had considered in addition to St. James, and Mr. Leighton disagreed with certain actions taken by Mr. Herman Frietsch, Chairman of the Board, which had the result of preventing Mr. Leighton from binding the Company to such other financing sources and requiring Board of Directors approval of such other financing sources. Mr. Leighton also believed that the Board of Directors failed in its duty of care to the Company regarding the proper consideration of available financing proposals and that the Facility was contrary to the interests of the Company and its shareholders.

        The Company believes Mr. Leighton's description of certain events as stated in his letter of resignation are incorrect and incomplete. The Company believes that at all times the Board of Directors acted properly and with full regard to it's obligations to the Company and to the interests of the Company and it's Shareholders.

        Effective March 13, 1997, Jeremy T. G. Posner resigned as a director of the Company. By letter dated May 1, 1997, Mr. Posner, through his attorney, requested that the Company disclose his letter of resignation which he furnished to the Board of Directors of the Company and which describes Mr. Posner's disagreements with the Company's operations, policies or practices. The Company has summarized those disagreements, and the Company has presented its views why it believes Mr. Posner's description of certain events is incorrect or incomplete, in a Form 8-K filed May 8, 1997. The following restates the summary of Mr. Posner's description of his disagreement with the Company and the Company's response as set forth in such Form 8-K filing: Mr. Posner stated in his March 13, 1997 letter of resignation that he was resigning as it had "become increasingly clear . . . that [his] views as a director of the [Company] are in the minority of the Board and [his] efforts to further the interests of the [Company] have been totally frustrated," and Mr. Posner's letter cites two examples.

        The Company believes Mr. Posner's description of certain events as stated in his letter of resignation are incorrect and incomplete and that Mr. Posner's resignation was the result of his disagreement with the source and structure of potential financing and other operational issues of the Company.

                          BOARD AND COMMITTEE MEETINGS

        The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring approval by the Board of Directors. It also holds special meetings and acts by written consent when important matters require action by the Board of Directors between scheduled meetings. The Board of Directors held 13 meetings during fiscal 1996. Except as set forth below, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the director served and during the period he served. Messrs. Frietsch, Leighton, and Posner each attended 100% of the meetings of the Board of Directors during 1996. Mr. Anton Liechtenstein attended five of the 13 meetings (i.e., 38%), but was represented by proxy at each of the other meetings. Mr. Simon C. Scupham served as a director until his term expired at the Annual General Meeting in June 1996. Mr. Scupham was unable to attend any of the six meetings held in 1996 before the expiration of his term. Mr. Wendall Hollis was appointed a director in March 1996 and attended six of the nine Board meetings held in 1996 while he was a director.

        The Company's Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Stock Option Committee.

        The Audit Committee is responsible for approving the scope of the annual audit and for making recommendations to the Board of Directors concerning the selection of the Company's independent accountants. The Audit Committee also reports to the Board of Directors concerning the Company's internal accounting controls, factors that may affect the integrity of the Company's financial reports, compliance by the Company's management and employees with Company policies, and other matters. During fiscal 1996, the members of the Audit Committee were: from January to June 1996, Messrs. Liechtenstein and Scupham; from June to December 1996, Messrs. Liechtenstein and Hollis.
This committee met informally one time during fiscal 1996.

        The Compensation Committee is responsible for determining the compensation of the Company's senior management and establishing compensation policies for the Company's employees generally. During fiscal 1996, the members of this committee were Messrs. Frietsch and Leighton. The Compensation Committee met informally at least six times during fiscal 1996. See "Compensation Committee Report on Executive Compensation" below.

        The Stock Option Committee is responsible for administering the Company's stock option plans. During fiscal 1996, the members of the committee were Messrs. Liechtenstein and Scupham until June 1996, and were Messrs. Liechtenstein and Hollis thereafter. The Stock Option Committee held no formal meetings during fiscal 1996, but instead formalized all of its decisions by use of written unanimous consents in lieu of such meetings. The Stock Option Committee executed 15 unanimous consents during fiscal 1996.

        The Company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

        During 1996, directors received no cash compensation or meeting attendance fees for their services as directors, however, non-employee, outside directors who are members of the Audit Committee and the Stock Option Committee each received a cash fee of $10,000 per annum for work on each committee. Currently, employee directors receive no compensation for their services as directors, however, non-employee, outside directors each receive a cash fee of $1,000 per month for service as directors, and members of the Audit, Compensation, and the Stock Option Committees each receive a cash fee of up to $1,000 per month for work on each committee. Non-employee, outside directors also may receive grants of stock options in the discretion of the Board.

        For a discussion of certain transactions between the Company and certain directors and their affiliates, see "Certain Transactions."

COMPENSATION OF EXECUTIVE OFFICERS

        SUMMARY COMPENSATION TABLE

        The following table summarizes the annual and long-term compensation paid to Herman M. Frietsch, President and Chief Executive Officer of the Company, and the other Executive Officers who have earned more than $100,000 in salary and bonus during the last three completed fiscal years ended December 31, 1996 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                              Annual Compensation                Compensation
                                       ----------------------------------------  ----------
                                                                       Other     Securities
                                                                       Annual    Underlying   All Other
                                       Fiscal                          Compen-    Options /    Compen-
Name and Principal Positions            Year   Salary ($)  Bonus ($)  sation ($)  SARS  (#)    sation
-------------------------------         ----   ----------  ---------  ---------- -----------  ----------
Herman M. Frietsch                      1994     20,000    150,000       --       40,000              0
Chairman and Chief                      1995    120,000    120,000       --      150,000              0
Executive Officer of the                1996    250,000       --         --       50,000              0
Company; CEO of Intelect
Systems Corp.

Peter E. Ianace                         1995    160,000       --         --      350,000              0
Vice President of the                   1996    240,000       --        4,750       --                0
Company; President and
CEO of Intelect Network
Technologies Company
R. Eugene Helms                         1996    131,538     56,725      8,827    100,000              0
Vice President of the
Company; President and
CEO of DNA Enterprises
Peter G. Leighton(1)                    1994    125,000    100,000       --       40,000              0
                                        1995    150,000    150,000       --      150,000              0
                                        1996    250,000       --         --       50,000              0
                                        1995     12,500     20,000       --       10,000              0
Rhianon M. Pedro(3)                     1996     83,333       --         --       40,000              0

(1)     Resigned as President and Director of the Company in March 1997.

(2) Terminated as Treasurer, Chief Financial Officer, and Senior Vice President of the Company in February 1997.

        The following table sets forth stock options granted in 1996 to each of the Named Executive Officers. The table also set forth the hypothetical gains that would exist for the options at the end of their ten-year terms at assumed compound rates of stock appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the Company's Common Shares.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                                -----------------------------------------------------
                                  Number of
                                   Common      % of Total                                     Potential Realizable Value
                                   Shares       Options/                                      at Assumed Annual Rates of
                                  Underlying      SARS                                       Stock Price Appreciation for
                                   Options     Granted to    Exercise                                Option Terms(1)
                                   /SARS       Employees      Price          Expiration     ---------------------------
     Name                        Granted(#)    in 1996     ($/Share)           Date          5%($)              10%($)
 -----------------               ----------    -------      --------        --------       -------            --------
Herman M. Frietsch                50,000       3.97%        6.500           04/15/06       204,391            517,966
Peter E. Ianace                        -          -             -              -                 -                  -
R. Eugene Helms                  100,000       7.94%        5.350           04/01/06       336,459            852,652
Peter G. Leighton                 50,000       3.97%        6.500           04/15/06       204,391            517,966
Rhianon M. Pedro                  20,000       1.59%        4.313           02/23/06        54,242            137,460
                                   7,000       0.56%        6.500           04/15/06        28,615             72,515
                                  13,000       1.03%        7.250           10/04/06        59,273            150,210

(1) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options, if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Shares, the optionholders' continued employment through the option period, and the date on which the options are exercised. These amounts are not intended to forecast possible future appreciation, if any, of the Company's stock price.

   The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in 1996 by each of the Named Executive Officers. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 1996 and the aggregate gains that would have been realized had these options been exercised on December 31, 1996, even though these options were not exercised, and the unexercisable options could not have been exercised, on December 31, 1996.
               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                   Number of Securities
                       Number of                                  Underlying Unexercised               Value of Unexercised In-
                       Common                                     Options/SARS at Fiscal               the-Money Options/SARS at
                       Shares                                          Year-End (#)                    Fiscal Year-End(2) ($)
                       Acquired on          Value            --------------------------------      -------------------------------
Name                   Exercise (#)      Realized(1)($)      Exercisable        Unexercisable      Exercisable       Unexercisable
------------------     ------------      --------------      -----------        -------------      -----------       -------------
Herman M. Frietsch             -                  -            226,667             63,333            590,667             28,333
Peter E. Ianace                -                  -             70,000            280,000            105,000            420,000
R. Eugene Helms                -                  -                  -            100,000                  -                  -
Peter G. Leighton        135,000            692,525             91,667             63,333            176,267             28,333
Rhianon M. Pedro               -                  -             16,333             33,667              2,281              8,313

(1) Market value on the date of exercise of shares covered by options exercised, less the option exercise price.

(2) Market value of shares covered by in-the-money options on December 31, 1996 ($4.50), less the option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee of the Board of Directors of the Company during the last fiscal year consisted of Herman M. Frietsch and Peter G. Leighton. During the last fiscal year, Mr. Frietsch served as the Chairman of the Board and Mr. Leighton served as the President of the Company. Mr. Leighton resigned as President and Director of the Company in March 1997. The Compensation Committee is currently composed of Mr. Frietsch and Philip P. Sudan, Jr. Mr. Sudan is a partner of Ryan & Sudan, L.L.P., outside counsel to the Company. During 1996, no executive officer of the Company served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company, nor has such interlocking relationship existed in the past.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

   The Compensation Committee (the "Committee") designs and directs the compensation policies of the Company. Members of the Committee as of December 31, 1996 were Herman M. Frietsch and Peter G. Leighton. The current members of the Committee are Herman M. Frietsch and Philip P. Sudan, Jr. Committee members do not participate in Board actions on compensation relating to themselves.

     OVERVIEW AND PHILOSOPHY

   The Committee in determining executive compensation follows the general guideline of pay-for-performance while taking into account the need to provide total compensation packages that will attract and retain qualified and effective executives. Individual performance standards and accomplishments are reviewed and considered in order to relate the compensation of executives to the financial performance of the Company.

   Various elements of compensation fulfill different roles in the attraction, retention and motivation of qualified officers and employees. For Named Executive Officers, greater emphasis is given to variable and contingent forms of compensation and less emphasis is given to perquisites and other benefits. The Company's executive officer compensation is comprised of base salary, cash incentive bonuses, long-term incentive compensation in the form of stock options, and various benefits such as the Company's medical plan.

     BASE SALARY

   Subject to the provisions of any applicable employment agreements, base salary levels in fiscal 1996 for the Company's executive officers, including the Chief Executive Officer, were intended and believed to be competitive and comparable relative to companies in the telecommunications industry and other companies in similar or analogous circumstances. In determining base salaries, the Compensation Committee took into account individual experience and performance and specific issues particular to the Company and reviewed independent compensation data to establish levels that were within the ranges of persons holding positions of comparable responsibilities.

     COMPENSATION OF CEO

   The compensation arrangements for Messrs. Frietsch and Leighton were established by the Company's Board of Directors based in part upon analyses and guidelines prepared for the Board of Directors by the Performance and Compensation Management Group of KPMG Peat Marwick, New York, N.Y., from an independent review and evaluation of executive compensation in comparable circumstances and competitive conditions. The KPMG analysis defined a peer group of companies based on sales, size, and line of business and compared pay levels and practices at these companies with those of the Company. The analysis compared the Company's historic financial performance over the preceding three fiscal years relative to the selected peer group on a range of performance criteria and analyzed all levels of compensation.

     ANNUAL CASH BONUS PROGRAM

   The Company maintains annual incentive compensation arrangements for its executive officers. R. Eugene Helms, President and CEO of DNA Enterprises, Inc., a subsidiary of the Company, earned a $56,725 bonus pursuant to his employment contract for the performance and earnings of DNA Enterprises Inc. in fiscal year 1996. Otherwise, no bonuses were paid to executive officers with respect to fiscal year 1996.

     STOCK OPTIONS

   To further link the interests of the Board of Directors and management with those of the Company's shareholders, stock options are granted periodically to a significant number of directors, officers, managers and qualified employees under the 1995 Stock Incentive Plan. To encourage continued service, the options normally become exercisable over three years in three equal annual installments from the date of grant and expire after ten years. Stock options granted to executive officers are considered to be appropriate in terms of the market value of the shares covered by the options relative to performance, other forms of compensation and taking into consideration the possible future value of the options.

     BENEFITS

   The Company provides medical benefits to its executive officers pursuant to the Company's medical insurance plan.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M).

   Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance compensation will not be subject to the deduction limit if certain requirements are met. The Company intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with the new statute to mitigate any disallowance of deductions.

   This report of the Compensation Committee on executive compensation is submitted by the current members of the committee as noted below:

                                                         Herman M. Frietsch
                                                         Philip P. Sudan, Jr.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers (as defined in Rule 16a- 1(f)), directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from persons required to file such reports ("Reporting Persons"), the Company believes that all filing requirements applicable to such Reporting Persons were timely complied with during the fiscal year ended December 31, 1996, except that (i) Mr. Ianace filed a Form 5 rather than a Statement of Changes in Beneficial Ownership on Form 4 due January 1997 reflecting one transaction; (ii) Mr. Ducayet filed a Form 5 rather than a Statement of Changes in Beneficial Ownership on Form 4 due January 1997 reflecting one transaction; (iii) Mr. Frietsch filed late a Statement of Changes in Beneficial Ownership on Form 4 due May 1996 reflecting one transaction; (iv) Mr. Leighton filed late a Statement of Changes in Beneficial Ownership on Form 4 due May 1996 reflecting one transaction; (v) Ms. Pedro filed late a Statement of Changes in Beneficial Ownership on Form 4 due November 1996 reflecting one transaction; (vi) Mr. Posner filed late a Statement of Changes in Beneficial Ownership on Form 4 due May 1996 reflecting one transaction; (vii) Nancy E. H. Miracle, Vice President of Intelect Network Technologies Company, filed late a Statement of Changes in Beneficial Ownership on Form 4 due May 1996 reflecting one transaction; and (viii) Willard F. Barnett, Senior Vice President of Intelect Network Technologies Company, filed late a Statement of Changes in Beneficial Ownership on Form 4 due May 1996 reflecting one transaction.

EMPLOYEE AGREEMENTS

   Mr. Frietsch is a party to a management contract with Intelect (Delaware), the terms of which provide, effective January 1, 1997, for a minimum fee of $250,000 plus the possibility of a discretionary bonus per annum and for a minimum term ending December 31, 1997, thereafter the contract is automatically renewed, but may be terminated on the next December 31 following three (3) years notice of termination.

   Mr. Ianace is a party to an employment agreement with Intelect Network Technologies Company the terms of which provide for a minimum salary of $240,000 for five years ending April 24, 2000.

   During 1996, Mr. Leighton was a party to an employment contract with the Company, the terms of which provided for a minimum salary of $250,000 plus the possibility of a discretionary bonus per annum. Such agreement was amended in January 1996 to provide, upon termination, for the continuation of Mr. Leighton's salary for three years following the year of termination. Mr. Leighton resigned as a director and officer of the Company in March 1997.

COMPARATIVE STOCK PERFORMANCE

   The following graph compares the yearly percentage change in the cumulative total shareholder return over the past five years on the Company's Common Shares (Nasdaq National Market trading symbol ICOMF) through December 31, 1996 with the cumulative total return (including reinvested dividends) of the Standard & Poor's Small Cap Index and the Nasdaq National Market Index ("NMS"). This graph assumes the investment of $100 in the Company's Common Shares, Standard & Poor's Small Cap Index and the NMS on January 1, 1991. Amounts have been rounded to the nearest dollar.

   The stock price performance on the following graph is not necessarily indicative of future stock price performance.

             [GRAPHIC COMPILED FROM PLOTTING POINTS IN TABLE BELOW]

                 1991  1992  1993  1994  1995  1996  CAGR(1)
---------------  ----  ----  ----  ----  ----  ----  -------
ICOMF            100   146    433   281   742   600   43.1%
S&P SMALLCAP     100   121    144   137   176   216   16.6%
NMS              100   116    134   131   185   227   17.8%
---------------  ----  ----  ----  ----  ----  ----  -------

(1)    Compound Annual Growth Rate for the five years ending December 31, 1996.

CERTAIN TRANSACTIONS

   On October 31, 1995, Intelect Network Technologies Company, a wholly-owned subsidiary of the Company, loaned $135,000 to Mr. Ianace, the Company's Vice President of Sales and Marketing and President of Intelect Network Technologies Company. The loan is secured by Company Common Shares issuable upon exercise of any options for the Company's stock issued to Mr. Ianace. The loan was renewed and extended on October 31, 1996, and the maturity date of the loan is October 31, 1997. The loan bears interest at the rate of 5% per annum. As of July 2, 1997, $93,300 (including accrued interest) remained outstanding on the loan.

   On May 8, 1997, the Company executed a Loan Agreement with The Coastal Corporation Second Pension Trust (the "Coastal Trust") pursuant to which the Company borrowed $5 million from the Coastal Trust. As of August 22, 1997, the Coastal Trust owned warrants and Company Preferred Shares which after August 31, 1997, will be convertible into more than five percent (5%) of the outstanding Company Common Shares. The loan was at 2% over prime with principal and interest due at maturity in March 1998. In connection with the loan, the Coastal Trust received warrants to purchase 750,000 Company Common Shares at an exercise price of $2.00 per share and exercisable over a five year period. Pursuant to the terms of the Loan Agreement, on May 31, 1997 the Company issued to the Coastal Trust 2,482,005 shares of the Company's Preferred Stock, $.01 par value, for $5 million. Pursuant to the Loan Agreement, the Coastal Trust also exchanged $3.5 million of the $5 million loan for 1,737,404 additional Company Preferred Shares. The Preferred Shares provides for a 10% dividend, is convertible into Company Common Shares on a one-for-one share basis, has no voting rights except in the event of three quarters arrearage on quarterly dividends, and has preemptive rights. The Company has the choice of paying dividends in cash or in Company Common Shares based on the current market value of the Company Common Shares at the time the dividends are payable. The Company may redeem the stock at 110%, 105%, and 100% of the issue price after June 1, in years 1999, 2000, and years thereafter, respectively.

   During 1996, the Company paid $120,000 to CFM Limited, a company controlled by Peter G. Leighton, who at the time was the Company's President and a director. The Company borrowed $500,000 from CFM Limited during 1996, and repaid such loan in September 1996, including interest in the amount of $13,000.

   Philip P. Sudan, Jr., a director of the Company since February 1997, is a partner of Ryan & Sudan, L.L.P., counsel for the Company.

   In January 1996, the Company amended employment agreements with Herman M. Frietsch and with Peter G. Leighton which, generally upon termination, provide for continuation of salaries for three years following the current year of employment.

   A corporation owned by R. Eugene Helms was paid $156,338 and entered into a royalty agreement with DNA Enterprises, Inc., a wholly-owned subsidiary of the Company, in exchange for certain intellectual property rights in connection with a pocket terminal product and DSP products.

   For a description of certain employment and other arrangements between the Company and its executive officers, see "Compensation of Executive Officers" above. For a description of stock options granted to certain directors of the Company, see "Compensation of Directors" above.

                           ANNUAL REPORT ON FORM 10-K

   THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO ANY PERSON RECEIVING A COPY OF THIS PROXY STATEMENT/PROSPECTUS, UPON WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND FORM 10-K/A FOR THE YEAR ENDING DECEMBER 31, 1996, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO. SUCH REQUESTS SHOULD BE ADDRESSED TO EDWIN J. DUCAYET, JR., INTELECT COMMUNICATIONS SYSTEMS LIMITED, 1100 EXECUTIVE DRIVE, RICHARDSON, TEXAS 75081.

                                  OTHER MATTERS

   The Board of Directors does not intend to bring any other matters before the Meeting nor does the Board of Directors know of any matters which other persons intend to bring before the Meeting. If, however, other matters not mentioned in this Proxy Statement/Prospectus properly come before the Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Board of Directors.

          SHAREHOLDER PROPOSALS AND SUBMISSIONS FOR 1998 ANNUAL MEETING

   If any Shareholder wishes to present a proposal to be considered for inclusion in the proxy materials to be solicited by the Company's Board of Directors with respect to the next Annual Meeting of Shareholders, such proposal shall be presented to the Company's management by March 16, 1998. Such proposals should be directed to the Company, 1100 Executive Drive, Richardson, Texas 75081, Attention: Chief Financial Officer.

                         TRANSFER AGENTS AND REGISTRARS

   The transfer agent and registrar for Intelect (Delaware) Common Shares and the Company Common Shares is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.

                                  LEGAL MATTERS

   The legality of the transactions contemplated by the consummation of the Reorganization and certain tax matters are being passed upon for the Company by Ryan & Sudan, L.L.P., Houston, Texas. Mr. Philip P. Sudan, Jr., a director of the Company, is a partner of Ryan & Sudan, L.L.P.

                                     EXPERTS

   The consolidated financial statements and financial statement schedule of the Company as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996, the two month period ended December 31, 1995 and the years ended October 31, 1995 and 1994 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick covering the aforementioned consolidated financial statements and financial statement schedule contains an explanatory paragraph that states that the Company has suffered recurring losses from continuing operations and is dependent upon the successful development and commercialization of its products and its ability to secure adequate sources of capital until the Company is operating profitably. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

                     APPROVAL OF PROXY STATEMENT/PROSPECTUS
                              BY BOARD OF DIRECTORS

   The contents of this Proxy Statement/Prospectus and the sending thereof to Shareholders have been approved by the Board of Directors of the Company.

   THE BOARD OF DIRECTORS ENCOURAGES SHAREHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, DATE,

SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOUR VOTE IS IMPORTANT. IF YOU ARE A SHAREHOLDER OF RECORD AND ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANYTIME PRIOR TO THE VOTE.

                                          By Order of the Board of Directors

Dated: October 30, 1997                   HERMAN M. FRIETSCH
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

   Article VII of the Registrant's Certificate of Incorporation provides that if the Delaware Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware Law as so amended. Any amendment, repeal or modification of Article VII of the Registrant's Certificate of Incorporation shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

   Article XI of the Registrant's By-Laws provides that the Registrant (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or an officer of the Registrant, or is or was serving at the request of the Registrant as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (ii) may indemnify, if the Board of Directors determines such indemnification is appropriate, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. To the extent that (i) a director or an officer of the Registrant or (ii) any other employee or agent of the Registrant who the Board of Directors has authorized the Registrant to indemnify, has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors.

   Article XI of the Registrant's By-Laws also provides that any indemnification provided therein (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in sections 1 and 2 of ArticleXI of the Registrant's By-Laws. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or
(ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the shareholders.

   Expenses (including attorneys fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant or as otherwise authorized by law. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

   Article XI of the Registrant's By-Laws further provides that the indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

   Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Item 21.  Exhibits and Financial Statement Schedules

   (a)  Exhibits

                EXHIBIT           DESCRIPTION OF EXHIBIT

2.1 Plan and Agreement of Merger dated as of October 29, 1997 by and among the Intelect Communications Systems Limited ("ICSL"), Intelect Communications, Inc ("Intelect (Delaware)"), and Intelect Merger Co., a copy of which appears as Appendix 1 to the Prospectus contained as part of this Registration Statement.

3.1       Memorandum of Association of ICSL, as amended (1)

3.2       Certificate of Incorporation of ICSL, as amended (1)

3.3       Bye-Laws of ICSL (1)

3.4 Amended and Restated Certificate of Incorporation of Intelect (Delaware), a copy of which appears as Appendix 2 to the Prospectus contained as part of this Registration Statement.

3.5 Amended and Restated By-laws of Intelect (Delaware), a copy of which appears as Appendix 3 to the Prospectus contained as part of this Registration Statement.

4.1 Form of Certificate of Designation of Rights and Preferences of Series A Preferred Stock, $.01 par value, of Intelect (Delaware)

5.1       Opinion of Ryan & Sudan, L.L.P.

8.1       Tax Opinion of Arthur Andersen LLP

10.1      Intelect (Delaware) Stock Incentive Plan

23.1      Consent of KPMG Peat Marwick, Chartered Accountants, Hamilton, Bermuda

23.2      Consent of Ryan & Sudan, L.L.P. (included in Exhibit 5.1)

23.3      Consent of Arthur Andersen LLP (included in Exhibit 8.1)

99.1      Form of ICSL proxy card

(1)       Incorporated herein by reference to the ICSL's Form S-3 (File No.
          333-9049).

   (b)  Financial Statement Schedules

         Not applicable.

Item 22.  Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Intelect (Delaware) of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

   (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

   (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

   (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

   (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 30, 1997.

                    INTELECT COMMUNICATIONS, INC.

                    By: /S/  HERMAN M. FRIETSCH
                             Herman M. Frietsch
                             President, Chief Executive Officer, and Director

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                         TITLE                                         DATE
------------------------          -----------------------------------------     ----------------
/S/ HERMAN M. FRIETSCH            Chief Executive Officer and                   October 30, 1997
    Herman M. Frietsch            Director (Principal Executive Officer)

/S/ EDWIN J. DUCAYET, JR          Vice President, Chief Financial Officer,      October 30, 1997
    Edwin J. Ducayet, Jr.         Treasurer, and Assistant Secretary
                                  (Principal Financial Officer and Principal
                                  Accounting Officer)

/S/ EDWIN J. DUCAYET, JR.         Director                                      October 30, 1997
    Philip P. Sudan, Jr.

/S/ ANTON LIECHTENSTEIN           Director                                      October 30, 1997
    Anton Liechtenstein

/S/ ROBERT E. GARRISON II         Director                                      October 30, 1997
    Robert E. Garrison II

                                                                      Appendix 1

                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger, dated as of October 29, 1997, pursuant to Sections 252 and 253 of the General Corporation Law of Delaware and Sections 104 through 109 of the Companies Act 1981 of Bermuda (this "Agreement"), is among Intelect Communications Systems Limited, a Bermuda company (the "Company"), Intelect Communications, Inc., a Delaware corporation formed by the Company as a direct and wholly-owned subsidiary of the Company ("Intelect (Delaware)"), and Intelect Merger Co., a Delaware corporation to be formed by Intelect (Delaware) as a direct and wholly-owned subsidiary of Intelect (Delaware) ("Merger Co.").

      WHEREAS, the Boards of Directors of Intelect (Delaware), Merger Co., and the Company each have determined that it is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective shareholders for Merger Co. to merge with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement;

      WHEREAS, the Boards of Directors and shareholders of Intelect (Delaware) and Merger Co. have unanimously approved the Merger upon the terms and subject to the conditions of this Agreement;

      WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined herein) shall qualify as a reorganization within the meaning of
Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

      NOW, THEREFORE, in consideration of the foregoing premises and the undertakings herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
                                   ARTICLE I
                                  THE MERGER

      1.1 THE MERGER; EFFECTIVE DATE OF THE MERGER. Upon the terms and conditions of this Agreement and in accordance with The Companies Act 1981 of Bermuda, as amended (the "Bermuda Act") and the Delaware General Corporation Law (the "DGCL"), Merger Co. shall be merged ("amalgamated" under Bermuda law) with and into the Company at the Effective Date (as hereinafter defined) (the "Merger"). The Merger shall become effective as of the date indicated in a certificate of amalgamation (the "Certificate of Merger"), prepared and executed in accordance with the relevant provisions of the Bermuda Act and the DGCL, that is filed with the Registrar of Companies pursuant to the Bermuda Act and the Delaware Secretary of State (the "Effective Date"). The filing of the Certificate of Merger shall be made upon, or as soon as practicable after, the closing of the Merger (the "Closing").

      1.2   EFFECTS OF THE MERGER.

            (a) At the Effective Date: (i) Merger Co. shall be merged with and into the Company, the separate existence of Merger Co. shall cease and the Company shall continue as the surviving corporation (Merger Co. and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company is sometimes referred to herein as the "Surviving Corporation"); (ii) the Memorandum of Association of the Company as in effect immediately prior to the Effective Date shall be the Memorandum of Association of the Surviving Corporation; and (iii) the Bye-laws of the Company as in effect immediately prior to the Effective Date shall be the Bye-laws of the Surviving Corporation.

            (b) The individuals listed on Exhibit A hereto shall, from and after the Effective Date, be the initial directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Memorandum of Association and Bye-laws.

            (c) The Merger shall have such other effects as specified in Section 109 of the Bermuda Act. On the Effective Date (i) the Merger shall become effective, (ii) the property of the Company and Merger
      Co. shall become the property of the Surviving Corporation, (iii) the Surviving Corporation shall become liable for the obligations of the Company and Merger Co., (iv) any existing cause of action or claim against, or liability or prosecution of, the Company and Merger Co. shall be unaffected and shall be assumed by the Surviving Corporation, (v) any civil, criminal or administrative action or proceeding pending by or against the Company or Merger Co. may be continued to be prosecuted by or against the Surviving Corporation, and (vi) a conviction against, or ruling, order or judgment in favor of or against, the Company or Merger Co. may be enforced by or against the Surviving Corporation.

                                  ARTICLE II
               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

      2.1 EFFECT ON CAPITAL STOCK. At the Effective Date, by virtue of the Merger and without any action on the part of Intelect (Delaware), the Constituent Corporations or their respective shareholders,

            (a) CAPITAL STOCK OF MERGER CO. Each issued and outstanding share of the capital stock of Merger Co. shall be converted into and become one fully paid and nonassessable ordinary share, par value $0.01 per share, of the Surviving Corporation.

            (b) EXCHANGE RATIO FOR COMPANY COMMON SHARES. Each share of Company Common Shares issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares (as hereinafter defined)) shall be converted into one (1) share of common stock, par value $0.01 per share, of Intelect (Delaware) ("Intelect (Delaware) Common Shares"). All such shares of Company Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Intelect (Delaware) Common Shares.

            (c) EXCHANGE RATIO FOR COMPANY PREFERRED SHARES. Each share of Company 10% Cumulative Convertible Preferred Stock, Series A, $.01 par value (the "Company Preferred Shares") issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares (as hereinafter defined)) shall be converted into one (1) share of 10% Cumulative Convertible Preferred Stock, Series A, par value $0.01 per share, of Intelect (Delaware) ("Intelect (Delaware) Preferred Shares"). All such shares of Company Preferred Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Intelect (Delaware) Preferred Shares.

            (d) INTELECT (DELAWARE) COMMON SHARES OUTSTANDING PRIOR TO THE EFFECTIVE DATE. Each share of Intelect (Delaware) Common Shares issued and outstanding immediately prior to the Effective Date shall remain outstanding, but no payment or distribution shall be made with respect thereto.

            (e) ASSUMPTION OF STOCK OPTIONS. Each outstanding Company Stock Option (as defined in Section 5.10) whether vested or unvested shall be assumed by Intelect (Delaware) as provided in Section 3.5.

            (f) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON SHARES. All Intelect (Delaware) Common Shares issued upon the surrender for exchange of Company Common Shares in accordance with the terms hereof, and all Intelect (Delaware) Preferred Shares issued upon the surrender for exchange of Company Preferred Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Shares and Company Preferred Shares, respectively, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Date that may have been declared or made by the Company on such shares in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Date, and after the Effective Date there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Common Shares or the Company Preferred Shares that were outstanding immediately prior to the Effective Date. From and after the Effective Date, the stock transfer books of the Company (but not of the Surviving Corporation) shall be closed and no transfer of Company Common Shares shall thereafter be made. If, after the Effective Date, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

            (g) NO LIABILITY. Neither Intelect (Delaware) nor the Company shall be liable to any holder of Company Common Shares, Company Preferred Shares, Intelect (Delaware) Common Shares, or Intelect (Delaware) Preferred Shares, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional Intelect (Delaware) Common Shares or Intelect (Delaware) Preferred Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares on the day immediately preceding the day on which such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of Intelect (Delaware) free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

      2.2 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Company Common Shares or Company Preferred Shares that are issued and outstanding immediately prior to the Effective Date and which are held by shareholders who have properly exercised appraisal rights with respect thereto under the Bermuda Act (the "Dissenting Shares") shall not be converted into or represent the right to receive Intelect (Delaware) Common Shares or Intelect (Delaware) Preferred Shares, respectively, as provided in Section 2.1, but the holders of Dissenting Shares shall be entitled to receive such payment of the appraised value of such shares held by them from the Surviving Corporation as shall be determined pursuant to the Bermuda Act; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose the right to appraisal and payment under the Bermuda Act, each such holder's shares shall thereupon be deemed to have been converted as of the Effective Date into the right to receive Intelect (Delaware) Common Shares or Intelect (Delaware) Preferred Shares, respectively, without any interest thereon, as provided in
Section 2.1, and such shares shall no longer be Dissenting Shares. Any payments relating to Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Intelect (Delaware) or any of its other direct or indirect subsidiaries for such payment.

      2.3 EXCHANGE OF COMPANY SHARES FOR INTELECT (DELAWARE) SHARES. On the Effective Date: (i) certificates which immediately prior to the Effective Date represented Company Common Shares will for all purposes be deemed to represent the same number of Intelect (Delaware) Common Shares; and (ii) certificates which immediately prior to the Effective Date represented Company Preferred Shares will for all purposes be deemed to represent the same number of Intelect (Delaware) Preferred Shares. The Nasdaq National Market will consider the delivery of existing stock certificates representing Common Shares of the Company as constituting "good delivery" of Intelect (Delaware) Common Shares in transactions subsequent to the Merger. It will not be necessary for holders of Company Common Shares to exchange their existing stock certificates for stock certificates of Intelect (Delaware) Common Shares.

                                   ARTICLE III
                              ADDITIONAL AGREEMENTS

      3.1 PREPARATION OF S-4 AND THE PROXY STATEMENT. Intelect (Delaware) has filed with the Securities and Exchange Commission (the "SEC") the Proxy Statement and the S-4, in which the Proxy Statement will be included as a prospectus. Intelect (Delaware) shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act of 1933, as amended (the "Securities Act"), as promptly as practicable after such filing. Intelect (Delaware) shall use its reasonable best efforts to cause the Proxy Statement to be mailed to shareholders of the Company at the earliest practicable date. Intelect (Delaware) shall use its reasonable best efforts to obtain all necessary state securities laws or "blue sky" permits, approvals, and registrations in connection with the issuance of Intelect (Delaware) Common Shares in the Merger and upon the exercise of the Company Stock Options (as defined herein) and the Company shall furnish all information concerning the Company and the holders of the Company Common Shares, including financial statements required by Form S-4 and the proxy rules under the U.S. Securities Exchange Act of 1934 as may be reasonably requested in connection with obtaining such permits, approvals and registrations.

      3.2 SHAREHOLDERS MEETINGS. The Company shall call a meeting of its shareholders (respectively, the "Company Shareholder Meeting") to be held as promptly as practicable after the date hereof for the purpose of voting upon this Agreement and the Merger.

      3.3 LISTING. Intelect (Delaware) shall use its reasonable best efforts to cause the Intelect (Delaware) Common Shares to be issued in the Merger, the Intelect (Delaware) Common Shares issuable upon exercise of warrants (as described in Section 3.6) and the Intelect (Delaware) Common Shares issuable upon exercise of the Company Stock Options and issuable under the Company Stock Option Plan to be approved for trading on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

      3.4 BOARD OF DIRECTORS AND OFFICERS AT THE EFFECTIVE DATE. Intelect (Delaware) shall take all necessary action so that as of the Effective Date the directors of Intelect (Delaware) shall only be those individuals identified as directors on Exhibit A hereto and the officers of Intelect (Delaware) shall only be those individuals identified as officers on Exhibit A hereto, except to the extent any such individual is unwilling or unable to serve in such capacity.

      3.5   STOCK OPTIONS; RESERVATION AND REGISTRATION OF SHARES.

            (a) At the Effective Date, each outstanding option to purchase the Company Common Shares and any stock appreciation rights related thereto that have been granted pursuant to the Company's Stock Incentive Plan (a "Company Stock Option"), whether vested or unvested, shall be assumed by Intelect (Delaware). Each such option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of Intelect (Delaware) Common Shares equal to the number of Company Common Shares purchasable pursuant to such Company Stock Option at a price per share equal to the per-share exercise price for the Company Common Shares purchasable pursuant to such Company Stock Option; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with
      Section 424(a) of the Code; and provided further, that the number of Intelect (Delaware) Common Shares that may be purchased upon exercise of such Company Stock Option shall not include any fractional share and, upon exercise of such Company Stock Option, a cash payment shall be made for any fractional share based upon the closing price of Intelect (Delaware) Common Shares on the Nasdaq National Market or, if then traded on an exchange, such exchange, on the last trading day of the calendar month immediately preceding the date of exercise.

            (b) Intelect (Delaware) shall take all corporate action necessary to reserve for issuance a sufficient number of Intelect (Delaware) Common Shares for delivery upon exercise of the Company Stock Options. As soon as practicable after the Effective Date, Intelect (Delaware) shall file with the SEC a post-effective amendment to the existing Forms S-8 and S-3s pursuant to Rule 414 of the Securities Act, or a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the

      Intelect (Delaware) Common Shares subject to the Company Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Company Stock Options remain outstanding.

      3.6 TREATMENT OF WARRANTS. All warrants for Company Common Shares validly existing and outstanding on the Effective Date will become obligations of Intelect (Delaware). Each warrant assumed by Intelect (Delaware) will continue to have, and be subject to, the same terms and conditions set forth in such warrant in effect immediately prior to the Effective Date. Each such warrant will be exercisable for that number of Intelect (Delaware) Common Shares which the holder of such warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Date and elected to receive Intelect (Delaware) Common Shares in exchange for Company Common Shares in the Merger. Intelect (Delaware) will assume any registration obligation covering such warrants and underlying common shares until such warrants are exercised or expire.

      3.7 TREATMENT OF REGISTRATION RIGHTS. All contractual agreements of the Company outstanding on the Effective Date to register Company Common Shares will become obligations of Intelect (Delaware) to register Intelect (Delaware) Common Shares issuable pursuant to the Reorganization. The registration rights agreements assumed by Intelect (Delaware) will continue to have, and be subject to the same terms and conditions as are currently set forth in such agreements.

      3.8 OTHER EMPLOYEE BENEFIT PLANS. At the Effective Date, Intelect (Delaware) will assume all employee benefit plans sponsored by the Company (and all obligations of the Company thereunder) in effect as of the Effective Date or with respect to which employee rights or accrued benefits are outstanding as of the Effective Date.

      3.9 OTHER ACTIONS. Except as contemplated by this Agreement, neither Intelect (Delaware) nor the Company shall, and shall not permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article IV not being satisfied. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

      3.10 REORGANIZATION. It is the intention of Intelect (Delaware) and the Company that the Merger will qualify as a reorganization described in Section 368(a) of the Code (and any comparable provisions of applicable state or local law). Neither Intelect (Delaware) nor the Company (nor any of their respective Subsidiaries) will take or omit to take any action (whether before, on or after the Closing Date) that would cause the Merger not to be so treated. The parties will characterize the Merger as such a reorganization for purposes of all returns and other filings.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

      4.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

            (a) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of 75% of the Company Common Shares present or represented by proxy and voting at a special general meeting of Company shareholders at which a quorum is present in person or by proxy, and by the affirmative vote of 75% of the Company Preferred Shares present or represented by proxy and voting at a special general meeting at which a quorum is present in person or by proxy, with the Company Common Shares and the Company Preferred Shares voting separately as classes, and by the shareholders of Intelect (Delaware) and Merger Co. in accordance with the DGCL.


            (b) DISSENTERS' RIGHTS. Holders exercising their rights of dissent and appraisal under the Bermuda Act shall not, in the opinion of the Board of Directors, represent an unacceptable cash cost in light of the Company's current and anticipated cash requirements.

            (c) LISTING. The Intelect (Delaware) Common Shares issuable to the Company's shareholders pursuant to this Agreement and such other Intelect (Delaware) Common Shares required to be reserved for issuance in connection with the Merger shall have been authorized for trading on the Nasdaq National Market, upon official notice of issuance.

            (d) OTHER APPROVALS. All filings required to be made prior to the Effective Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Date from any governmental entity and from any necessary parties in connection with the execution and delivery of this Agreement.

            (e) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

            (f) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect nor shall any proceeding brought by a domestic administrative agency or commission seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger which makes the consummation illegal.

                                    ARTICLE V
                            ABANDONMENT AND AMENDMENT

      5.1 ABANDONMENT. At any time prior to the Effective Date, this Agreement and Plan of Merger may be terminated and the Merger may be abandoned by the Board of Directors of either the Company or Intelect (Delaware) or both, notwithstanding approval of this Agreement and Plan of Merger by the shareholders of the Company or Intelect (Delaware).

      5.2. AMENDMENT. This Agreement and Plan of Merger may be amended by the Boards of Directors of the Company and Intelect (Delaware) at any time prior to the Effective Date, provided that an amendment made subsequent to the approval to this Agreement and Plan of Merger by the shareholders of the Company shall not (i) alter or change the amount or kink of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such corporation, (ii) alter or change any term of the Certificate of Incorporation of Intelect (Delaware) to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement and Plan of merger if such alteration or change would adversely affect the holders of any class or series of the stock of such corporation.

      5.3 EFFECT OF ABANDONMENT. In the event of termination or abandonment of this Agreement by either the Company or Intelect (Delaware) as provided in
Section 5.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Intelect (Delaware), Merger Co. or the Company.

      5.4 EXTENSION; WAIVER. At any time prior to the Effective Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in any representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waivecompliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VI
                              GENERAL PROVISIONS

      6.1 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular.

      6.2 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      6.3 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (together with any other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      6.4 GOVERNING LAW. Except to the extent that the laws of Bermuda or the State of Delaware are mandatorily applicable to the Merger or the internal affairs of any of the parties, this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

      6.5 SEVERABILITY. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate as if the parties mutually agreed under Section 5.1(a).

      6.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.


INTELECT (DELAWARE):                      INTELECT COMMUNICATIONS, INC.
                                          (a Delaware corporation)

                                          By: /s/ HERMAN M. FRIETSCH

                                          Name:   Herman M. Frietsch

                                          Title:  Chairman of the Board


MERGER CO.:                               INTELECT MERGER CO.
                                          (a Delaware corporation)

                                          By: /s/ HERMAN M. FRIETSCH

                                          Name:   Herman M. Frietsch

                                          Title:  Chairman of the Board


THE COMPANY:                              INTELECT COMMUNICATIONS SYSTEMS
                                             LIMITED  (a Bermuda corporation)

                                          /s/ HERMAN M. FRIETSCH
                                          Herman M. Frietsch
                                          President and Chief Executive Officer

                                        8
                                                                    Appendix 2
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                        INTELECT COMMUNICATIONS, INC.

      This document constitutes an amendment and restatement of the original Certificate of Incorporation of Intelect Communications, Inc. (the "Corporation"), which was filed with the Secretary of State of Delaware on May 23, 1995. The name under which the original Certificate of Incorporation was filed was Intelect Systems Corp. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 245(c) and 242 of the Delaware General Corporation Law.

                                  ARTICLE I

                                     Name

      The name of the Corporation is Intelect Communications, Inc.

                                  ARTICLE II

                        Address of Registered Office:
                           Name of Registered Agent

      The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, county of New Castle, 19801. The name of its registered agent at that address in the State of Delaware is The Corporation Trust Company.

                                 ARTICLE III

                              Purpose and Powers

      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Delaware General Corporation Law ("Delaware Law"). It shall have all powers that may now or hereafter be lawful for a corporation under the Delaware Law.

                                  ARTICLE IV

                                Capital Stock

      Section 4.1. TOTAL NUMBER OF SHARES OF STOCK. The total number of shares of capital stock of all classes that the Corporation shall have authority to issue is 100,000,000 (Hundred Million) shares.

The authorized capital stock is divided into 50,000,000 (Fifty Million) shares of preferred stock, of the par value of $.01 each (the "Preferred Stock"), and 50,000,000 (Fifty Million) shares of common stock, of the par value of $.01 each (the "Common Stock").

      Section 4.2. PREFERRED STOCK. (a) The shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series thereof, the shares of each class or series thereof to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such class or series, adopted by the board of directors of the Corporation (the "Board of Directors") as hereinafter provided.

      (b) Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article IV and to the limitations prescribed by the Delaware Law, to authorize the issue of one or more classes, or series thereof, of Preferred Stock and with respect to each such class or series to fix by resolution or resolutions providing for the issue of such class or series the voting powers, full or limited, if any, of the shares of such class or series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each class or series thereof shall include, but not be limited to the determination or fixing of the following:

            (i) the maximum number of shares to constitute such class or series, which may subsequently be increased or decreased by resolutions of the Board of Directors unless otherwise provided in the resolution providing for the issue of such class or series, the distinctive designation thereof and the stated value thereof if different than the par value thereof;

            (ii) the dividend rate of such class or series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

            (iii) whether the shares of such class or series shall be subject to redemption, in whole or in part, and if made subject to such redemption the times, prices and other terms and conditions of such redemption, including whether or not such redemption may occur at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a special event;

            (iv) the terms and amount of any sinking fund established for the purchase or redemption of the shares of such class or series;

            (v) whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

            (vi) the extent, if any, to which the holders of shares of such class or series shall be entitled to vote with respect to the election of directors or otherwise;

            (vii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

            (viii) the rights of the holders of the shares of such class or series upon the dissolution of, or upon the subsequent distribution of assets of, the Corporation; and

            (ix) the manner in which any facts ascertainable outside the resolution or resolutions providing for the issue of such class or series shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series.

      Section 4.3. COMMON STOCK. The shares of Common Stock of the Corporation shall be of one and the same class. The holders of Common Stock shall have one vote per share of Common Stock on all matters on which holders of Common Stock are entitled to vote.

                                  ARTICLE V

                              Board of Directors

      Section 5.1. POWERS OF THE BOARD OF DIRECTORS. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors which shall consist of not less than three members. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to:

            (a) adopt, amend, alter, change or repeal the By-Laws of the Corporation; provided, however, that no By-Laws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such new By-Laws had not been adopted;

            (b) determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of the notice requirements for Board meetings, as well as quorum and voting requirements for and the manner of taking Board action; and

            (c) exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of the Delaware Law, this Certificate of Incorporation and the By-Laws of the Corporation.

      Section 5.2. NUMBER OF DIRECTORS. The number of directors constituting the Board of Directors shall be determined from time to time exclusively by a vote of a majority of the Board of Directors in office at the time of such vote.

      Section 5.3. CLASSIFIED BOARD OF DIRECTORS. The directors shall be divided into three classes, with each class to be as nearly equal in number as reasonably possible, and with the initial term of office of the first class of directors to expire at the 1998 annual meeting of stockholders, the initial term of office of the second class of directors to expire at the 1999 annual meeting of stockholders and the initial term of office of the third class of directors to expire at the 2000 annual meeting of stockholders, in each case upon the election and qualification of their successors. Commencing with the 1998 annual meeting of stockholders, directors elected to succeed those directors whose terms have thereupon expired shall be elected to a term of office to expire at the third succeeding annual meeting of stockholders after their election, and upon the election and qualification of their successors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain the number of directors in each class as nearly equal as reasonably possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

      Section 5.4. VACANCIES. Any vacancies in the Board of Directors for any reason and any newly created directorship resulting by reason of any increase in the number of directors may be filled only by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified.

      Section 5.5. REMOVAL OF DIRECTORS. Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock pursuant to Article IV hereof with respect to any directors elected by the holders of such class or series, any director may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least ninety percent (90%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

                                  ARTICLE VI

               Stockholder Actions and Meetings of Stockholders

      Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock pursuant to Article IV hereof, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any written consent in lieu of a meeting by such holders. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors then in office. Elections of directors need not be by written ballot unless otherwise provided in the ByLaws.

                                 ARTICLE VII

                     Limitation on Liability of Directors

      No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, including, without limitation, directors serving on committees of the Board of Directors; provided however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware Law as so amended. Any amendment, repeal or modification of this
Article VII shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

                                 ARTICLE VIII

                             Amendment of By-Laws

      The power to adopt, amend, alter, change or repeal any By-Laws of the Corporation shall be vested exclusively with the Board of Directors.

                                  ARTICLE IX

                  Amendment of Certificate of Incorporation

      The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock pursuant to Article IV hereof and which relate to such class or series of Preferred Stock, any such amendment, alteration, change or repeal shall require the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and (b) a majority of the voting power of all of the shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class; except that any proposal to amend, alter, change or repeal the provisions of Article V, Article VI, Article VII, Article VIII and this Article IX shall require the affirmative vote of ninety percent (90%) of the voting power of all of the shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

                                  ARTICLE X

                                 Severability

      In the event that any of the provisions of this Certificate of Incorporation (including any provision within a single Section, paragraph or sentence) are held by a court of competent jurisdiction to be unenforceable for any reason, the remaining provisions of this Certificate of Incorporation shall be and remain enforceable to the fullest extent permitted by law.

      THE UNDERSIGNED, being the Chairman and Chief Executive Officer of the Corporation, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to Delaware Law does make this Certificate, hereby declaring and certifying that this is the act and deed of the Corporation and that the facts herein stated are true, and accordingly have hereunto set my hand as of the 28th day of October 1997.


                                      /s/ HERMAN M. FRIETSCH
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER



                                          ATTEST:

                                      /s/ EDWIN J. DUCAYET, JR.
                                          ASSISTANT SECRETARY

                                      6
                                                                      Appendix 3

                               RESTATED BY-LAWS OF

                          INTELECT COMMUNICATIONS, INC.


                                    ARTICLE I

                                     OFFICES

      SECTION 1. REGISTERED OFFICE IN DELAWARE. The address of the registered office of Intelect Communications, Inc. (hereinafter called the "Corporation") in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the registered agent in charge thereof shall be The Corporation Trust Company.

      SECTION 2. OTHER OFFICES. The Corporation may have an office or offices at any other place or places within or without the State of Delaware.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

      SECTION 1. ANNUAL MEETING. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such place within or without the State of Delaware, and at such date and hour, as shall be designated by the Board of Directors of the Corporation (the "Board") and set forth in the notice or in a duly executed waiver of notice thereof.

      SECTION 2. SPECIAL MEETINGS. A special meeting of the stockholders for any purpose or purposes may be called at any time by a majority of the Board. A special meeting of stockholders of the Corporation may not be called by any other person or persons. Any such meeting shall be held at such place within or without the State of Delaware, and at such date and hour, as shall be designated in the notice or in a duly executed waiver of notice of such meeting.

      Only such business as is stated in the written notice of a special meeting may be acted upon thereat.

      SECTION 3. NOTICE OF MEETINGS. Except as otherwise provided by law, written notice of each annual or special meeting of stockholders stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is to be held, shall be given personally or by first class mail to each stockholder entitled to vote at such meeting, not less than 10 nor more than 60 calendar days before the date of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation. If, prior to the time of mailing, the Secretary shall have received from any stockholder entitled to vote a written request that notices intended for such stockholder are to be mailed to an address other than the address that appears on the records of the Corporation, notices intended for such stockholder shall be mailed to the address designated in such request.

      Notice of a special meeting may be given by the person or persons calling the meeting, or, upon the written request of such person or persons, by the Secretary of the Corporation on behalf of such person or persons. If the person or persons calling a special meeting of stockholders give notice thereof, such person or persons shall forward a copy thereof to the Secretary. Every request to the Secretary for the giving of notice of a special meeting of stockholders shall state the purpose or purposes of such meeting.

      SECTION 4. WAIVER OF NOTICE. Notice of any annual or special meeting of stockholders need not be given to any stockholder entitled to vote at such meeting who files a written waiver of notice with the Secretary, duly executed by the person entitled to notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of stockholders need be specified in any written waiver of notice. Attendance of a stockholder at a meeting, in person or by proxy, shall constitute a waiver of notice of such meeting, except as provided by law.

      SECTION 5. ADJOURNMENTS. When a meeting is adjourned to another date, hour or place, notice need not be given of the adjourned meeting if the date, hour and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. At the adjourned meeting any business may be transacted which might have been transacted at the original meeting.

      When any meeting is convened the presiding officer, if directed by the Board, may adjourn the meeting if (a) no quorum is present for the transaction of business, or (b) the Board determines that adjournment is necessary or appropriate to enable the stockholders (i) to consider fully information which the Board determines has not been made sufficiently or timely available to stockholders or (ii) otherwise to exercise effectively their voting rights.

      SECTION 6. QUORUM. Except as otherwise provided by law or the Restated Certificate of Incorporation of the Corporation (the "Restated Certificate of Incorporation"), whenever a class of stock of the Corporation is entitled to vote as a separate class, or whenever classes of stock of the Corporation are entitled to vote together as a single class, on any matter brought before any meeting of the stockholders, whether annual or special, holders of shares entitled to cast a majority of the votes entitled to be cast by all the holders of the shares of stock of such class voting as a separate class, or classes voting together as a single class, as the case may be, outstanding and entitled to vote thereat, present in person or by proxy, shall constitute a quorum at any such meeting of the stockholders. If, however, such quorum shall not be present or represented at any such meeting of the stockholders, the stockholders entitled to vote thereat may adjourn the meeting from time to time in accordance with Section 5 of this Article II until a quorum shall be present or represented.

      SECTION 7. VOTING. Unless otherwise provided in the Restated Certificate of Incorporation, each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of capital stock entitled to vote thereat held by such stockholder. Except as otherwise provided by law or the Restated Certificate of Incorporation or these Restated ByLaws, when a quorum is present with respect to any matter brought before any meeting of the stockholders, the vote of the holders of shares entitled to cast a majority of the votes entitled to be cast by all the holders of the shares constituting such quorum shall decide any such matter. Votes need not be by written ballot, unless the Board, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in such officer's discretion, requires any votes or votes cast at such meeting to be cast by written ballot.

      SECTION 8. PROXIES. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such proxy shall be filed with the Secretary before such meeting of stockholders at such time as the Board may require. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

      SECTION 9. ADVANCE NOTICE OF BUSINESS TO BE TRANSACTED AT ANNUAL MEETINGS. To be properly brought before the annual meeting of stockholders, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof), (b) otherwise properly brought before the meeting by or at the direction of the Board (or any duly authorized committee thereof) or (c) otherwise properly brought before the meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 9 and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 9. In addition to any other applicable requirements, including but not limited to the requirements of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

      To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs.

      To be in proper written form, a stockholder's notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and record address of such stockholder, (c) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, together with evidence reasonably satisfactory to the Secretary of such beneficial ownership, (d) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

      Notwithstanding anything in these Restated By-Laws to the contrary, no business shall be conducted at the annual meeting of stockholders except business brought before such meeting in accordance with the procedures set forth in this Section 9; provided, however, that, once business has been properly brought before such meeting in accordance with such procedures, nothing in this
Section 9 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of such meeting determines that business was or properly brought before the meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

                                   ARTICLE III

                               BOARD OF DIRECTORS

      SECTION 1. GENERAL POWERS. The property, business and affairs of the Corporation shall be managed by the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

      SECTION 2. NUMBER AND TERM OF DIRECTORS HOLDING OFFICE. Subject to the rights, if any, of holders of preferred stock of the Corporation, the Board shall consist of five (5) members (including such directors as shall be elected by any series of special voting preferred stock of the Corporation). The directors shall be divided into three classes, with each class to be as nearly equal in number as reasonably possible; and with the initial term of office of the first class of directors to expire at the 1998 annual meeting of stockholders, the initial term of office of the second class of directors to expire at the 1999 annual meeting of stockholders and the initial term of office of the third class of directors to expire at the 2000 annual meeting of shareholders, in each case upon the election and qualification of their successors. Commencing with the 1998 annual meeting stockholders, directors elected to succeed those directors whose terms have thereupon expired shall be elected to a term of office to expire at the third succeeding annual meeting of stockholders after their election, and upon the election and qualification of their successors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain the number of directors in each class as nearly equal as reasonably possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

      SECTION 3. NOMINATION OF DIRECTORS AND ADVANCE NOTICE THEREOF. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Restated Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3 and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 3. In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

      To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs, or
(b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is made, whichever first occurs.

      To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, together with evidence reasonably satisfactory to the Secretary of such beneficial ownership, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

      No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3, except as may be otherwise provided in the Restated Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

      SECTION 4. RESIGNATION. Any director may resign at any time by giving written notice to the Board, the Chief Executive Officer or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, then it shall take effect when accepted by action of the Board. Except as aforesaid, acceptance of such resignation shall not be necessary to make it effective.

      SECTION 5. VACANCIES. Any vacancies in the Board of Directors for any reason and any newly created directorship resulting by reason of any increase in the number of directors may be filled only by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified.

      SECTION 6. REMOVAL OF DIRECTORS. Except as may be provided in a resolution or resolutions providing for any class or series of preferred stock with respect to any directors elected by the holders of such class or series, any director may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 90% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

      SECTION 7. MEETINGS. (a) Annual Meetings. As soon as practicable after each annual election of directors, the Board shall meet for the purpose of organization and the transaction of other business, unless it shall have transacted all such business by written consent pursuant to Section 7 of this Article III.

      (b) Other Meeting. Other meetings of the Board shall be held at such times as the Board shall from time to time determine or upon call by the Chairman of the Board, the Chief Executive Officer of the Corporation or any four directors.

      (c) Notice of Meetings. Regular meetings of the Board may be held without notice. The Secretary of the Corporation shall give notice to each director of each special meeting, including the time and place of such special meeting. Notice of each such meeting shall be given to each director by telephone, telegram, facsimile, telex or cable not later than four Business Days before the day on which such meeting is to be held or on such shorter notice (but in no event fewer than two days notice) as the Chairman of the Board may deem necessary or appropriate in the circumstances. Notice of any meeting shall not be required to be given to any director who shall attend such meeting. A waiver of notice by the person entitled thereon, whether before or after the time of any such meeting, shall be deemed equivalent to adequate notice. For purposes of this Section 6(c), a "Business Day" means any day except a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized by law to close.

      (d) Place of Meetings. The Board may hold its meetings at such place or places within or without the State of Delaware as the Board may from time to time by resolution determine or as shall be designated in the respective notices or waivers of notice thereof.

      (e) Quorum and Manner of Acting. Except as otherwise provided by law, the Restated Certificate of Incorporation or these Restated By-Laws, a majority of the total number of directors then in office shall be necessary at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and the affirmative vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present thereat. Notice of any adjourned meeting need not be given.

      (f) Organization and Order of Business. The Chairman of the Board shall act as chairman of each meeting of the Board and preside thereat or, in the absence of the Chairman of the Board at any meeting of the Board, any other director chosen by a majority of the directors present thereat shall act as chairman of the meeting and preside thereat. The Secretary of the Corporation or, in the case of the Secretary's absence, any person whom the chairman of the meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

      SECTION 8. ACTION BY CONSENT. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the board or such committee, as the case may be, and such committee, as the case may be, and such written consent or consents are filed with the minutes of the proceedings of the Board or such committee.

      SECTION 9. MEETINGS BY CONFERENCE TELEPHONE, ETC. At the request of any one or more members of the Board, or of any committee thereof, any meeting of the Board or such committee shall provide for the ability of any director to participate in a meeting of the Board, or of such committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

      SECTION 10. COMPENSATION. Unless otherwise restricted by the Restated Certificate of Incorporation or these By-Laws, the Board of the Compensation Committee may determine the compensation of directors. The Corporation may reimburse each director or member of a committee for any out-of-pocket expenses incurred by him or her on account of his or her attendance at any meeting of the Board or such committee. Nothing contained in this Section 9 shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

                                   ARTICLE IV

                                   COMMITTEES

      SECTION 1. AUDIT COMMITTEE. The Board may designate an Audit Committee to the composed of two or more directors, all of whom shall be independent within the meaning of the Marketplace Rules of the NASDAQ as in existence on the date hereof, or as amended from time to tome hereafter. A majority of the members of the Audit Committee shall constitute a quorum. The Audit Committee shall from time to time review and make recommendations to the Board with respect to the selection of independent auditors, the fees paid to such auditors, the adequacy of the audit and accounting procedures of the Corporation and such other matters as may be specifically delegated to the Audit Committee by the Board. In this connection the Audit Committee shall, at its request, meet with representatives of the independent auditors and with the financial officers of the Corporation separately or jointly.

      SECTION 2. COMPENSATION COMMITTEE. The Board may designate a Compensation Committee to be composed of two or more directors. A majority of the members of the Compensation Committee shall constitute a quorum. The Compensation Committee shall from time to time review and make recommendations to the Board with respect to the management remuneration policies of the Corporation, including salary rates and benefits of appointed officers, other remuneration plans such as incentive compensation, deferred compensation and stock option plans, directors' compensation and benefits and such other matters as may be specifically delegated to the Compensation Committee by the Board.

      SECTION 3. NOMINATING COMMITTEE. The Board may designate a Nominating Committee to be composed of two or more directors in accordance with the provisions of the

Stockholders' Agreement. A majority of the members of the Nominating Committee shall constitute a quorum. The Nominating Committee shall from time to time review, report and make recommendations to the Board on the following matters:
(i) nominees for directors who may be elected from time to time by the holders of the Common Stock of the Corporation, selection criteria for directors, and removal of Directors if deemed appropriate; (ii) evaluation and performance of the Board and individual Directors; and (iii) such other matters as the Board may from time to time prescribe.

      SECTION 4. BOARD DESIGNATED COMMITTEES. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees ("Special Committees"), each Special Committee to consist of one or more directors.

      SECTION 5. COMMITTEE PROCEDURE, SEAL. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee; provided, however, that alternate members of the Audit Committee must satisfy the criteria set forth in
Section 1 above and alternate members of the Compensation Committee must satisfy the criteria set forth in Section 2 above. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member; provided, however, that appointees to the Audit Committee must satisfy the criteria set forth in Section 1 above and appointees to the Compensation Committee must satisfy the criteria set forth in Section 2 above. Any committee of the Board, to the extent provided in the resolution of the Board designating such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have such power or authority in reference to the following matters: (i) approving or adopting or recommending to the stockholders of the Corporation, any action or matter expressly required by the Delaware General Corporation Law (the "DGCL") to be submitted to stockholders for approval or (ii) adopting, amending or repealing any by-law of the Corporation.

                                    ARTICLE V

                                    OFFICERS

      SECTION 1. EXECUTIVE OFFICERS. The officers of the Corporation shall include a Chairman of the Board, a President and Chief Executive Officer, a Chief Financial Officer, a Treasurer and a Secretary. The officers of the Corporation may also include a Chief Operating Officer, one or more Senior Vice Presidents, one or more Executive Vice Presidents, one or more Vice Presidents, one or more Assistant Treasurers and one or more Assistant Secretaries. Each such officer shall be elected by the Board at its annual meeting and shall hold office for such term as may be determined by the Board. Each such officer shall hold office until the next succeeding annual meeting of the Board and until his or her successor is elected or until his or her earlier death or resignation or removal in the manner hereinafter provided. Any two or more offices may be held by the same person.

      The Board may elect, and the Chief Executive Officer may appoint, such other officers of the Corporation as the Board or the Chief Executive Officer deems necessary who shall have such authority and shall perform such duties as the Board or the Chief Executive Officer may prescribe. If additional officers are elected or appointed, each of them shall hold office until his or her successor is elected or appointed or until his or her earlier death or resignation or removal in the manner hereinafter provided.

      SECTION 2. AUTHORITY AND DUTIES. All officers, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as may be provided in these Restated By-Laws or, to the extent not so provided, by resolution of the Board.

      SECTION 3. RESIGNATION AND REMOVAL. (a) Any officer may resign at any time by giving written notice to the Board, the Chief Executive Officer or the Secretary of the Corporation, and such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, when accepted by action of the Board. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

      (b) All officers elected, and all agents appointed, by the Board shall be subject to removal at any time by the Board and all officers and agents appointed by the Chief Executive Officer shall be subject to removal at any time by the Chief Executive Officer or the Board, in each case, with or without cause.

      SECTION 4. VACANCIES. Any vacancy in any office may be filled for the unexpired portion of the term in the same manner as provided for election and appointment to such office.

      SECTION 5. CHAIRMAN OF THE BOARD. The initial Chief Executive Officer shall be the Chairman of the Board of the Corporation. Thereafter the Chairman of the Board shall be selected by the Board. The Chairman of the Board shall preside at all meetings of the Board and at all meetings of the stockholders and shall have and exercise such further powers and duties as may from time to time be conferred upon or assigned to him or her by the Board.

      SECTION 6. PRESIDENT AND CHIEF EXECUTIVE OFFICER. The President and Chief Executive Officer of the Corporation, subject to the direction of the Board, shall have general charge of the business and affairs of the Corporation, shall have the direction of all other officers, agents and employees of the Corporation and may assign such duties to the other officers of the Corporation as he or she deems appropriate. In case of the absence or inability to act of the President and Chief Executive Officer, the Board may designate such other person as it deems appropriate to assume the duties of the President and Chief Executive Officer and, when so acting, but subject to the foregoing, such person shall have all of the powers of, and be subject to all the restrictions upon, the Chief Executive Officer.

      SECTION 7. CHIEF OPERATING OFFICER. The Chief Operating Officer of the Corporation, subject to the direction of the President and Chief Executive Officer, shall have charge of the day-to-day operations of the Corporation, shall assist the President and Chief Executive Officer in carrying out the orders and resolutions of the Board and shall perform such other duties as the Chief Executive Officer or the Board of Directors shall from time to time assign. At the request of the President and Chief Executive Officer, the Chief Operating Officer, until otherwise determined, and subject to any limitations imposed by the Board, shall assume the duties of the President and Chief Executive Officer and, when so acting, but subject to the foregoing, shall have all of the powers of, and be subject to all the restrictions upon, the Chief Executive Officer.

      SECTION 8. CHIEF FINANCIAL OFFICER. The Chief Financial Officer, subject to the direction of the President and Chief Executive Officer, shall have overall charge of all of the financial affairs of the Corporation and shall perform such other duties as the Chief Executive Officer or the Board of Directors shall from time to time assign.

      SECTION 9. SENIOR VICE PRESIDENTS, EXECUTIVE VICE PRESIDENTS AND VICE PRESIDENTS. Each Senior Vice President, Executive Vice President and Vice President of the Corporation shall have such powers and perform such duties as the President and Chief Executive Officer or the Board may from time to time prescribe and shall perform such other duties as may be prescribed by these Restated By-Laws.

      SECTION 10. TREASURER. The Treasurer of the Corporation shall have charge and custody of and be responsible for all funds and securities of the Corporation.

      SECTION 11. ASSISTANT TREASURERS. The Assistant Treasurers of the Corporation, if any, in order of their seniority or in any other order determined by the Board, shall generally assist the Treasurer and perform such other duties as the Board or the Treasurer shall prescribe, and, in the absence of disability of the Treasurer, shall perform the duties and exercise the powers of the Treasurer.

      SECTION 12. SECRETARY. The Secretary of the Corporation shall keep the records of all meetings of the stockholders and the Board. He or she shall affix the seal of the Corporation to all deeds, contracts, bonds or other instruments requiring the corporate seal when the same shall have been signed on behalf of the Corporation by a duly authorized officer and shall be the custodian of all contracts, deeds, documents and all other indicia of title to properties owned by the Corporation and of its other corporate records.

      SECTION 13. ASSISTANT SECRETARY. The Assistant Secretaries, if any, in order of their seniority or in any other order determined by the Board, shall generally assist the Secretary and perform such other duties as the Board or the Secretary shall prescribe, and, in the absence or disability of the Secretary, shall perform the duties and exercise the powers of the Secretary.

                                   ARTICLE VI

                 CONTRACTS, CHECKS, DRAFTS, BANK ACCOUNTS, ETC.

      SECTION 1. EXECUTION OF DOCUMENTS. Any officer, employee or agent of the Corporation designated by the Board (or any duly authorized committee of the Board to the extent permitted by law) shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation, and the Board (or such a committee) may authorize any such officer, employee or agent to delegate such power (including authority to redelegate) by written instrument to other officers, employees or agents of the Corporation.

      SECTION 2. DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board or the Chief Executive Officer or any other officer of the Corporation to whom power in that respect shall have been delegated by the Board shall select.

      SECTION 3. PROXIES IN RESPECT OF STOCK OR OTHER SECURITIES OF OTHER CORPORATIONS. The Board or the Chief Executive Officer shall designate the officers of the Corporation who shall have authority from time to time to appoint an agent or agents of the Corporation to exercise in the name and on behalf of the corporation the powers and rights that the Corporation may have as the holder of stock or other securities in any other corporation, and to vote or consent in respect of such stock or securities. Such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights, and such designated officers may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, such written proxies, powers of attorney or other instruments as they may deem necessary or proper in order that the Corporation may exercise such powers and rights.

                                  ARTICLE VII

                         SHARES AND TRANSFER OF SHARES

      SECTION 1. CERTIFICATES OF STOCK. Every owner of shares of stock of the Corporation shall be entitled to have a certificate evidencing the number of shares of stock of the Corporation owned by such owner and designating the class of stock to which such shares belong, which shall otherwise be in such form as the Board shall prescribe. Each such certificate shall bear the signature (or a facsimile thereof) of the President and Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation.

      SECTION 2. RECORD. A record shall be kept of the name of the person, firm or corporation owning the stock represented by each certificate evidencing stock of the Corporation issued, the number of shares represented by each such certificate, and the date therefor, and, in the case of cancellation, the date of cancellation. Except as otherwise expressly required by law, the person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner therefor for all purposes as regards the Corporation.

      SECTION 3. TRANSFER OF STOCK. (a) The transfer of shares of stock and the certificates evidencing such shares of stock of the Corporation shall be governed by Article 8 of Subtitle I of Title 6 of the Delaware Code (the Uniform Commercial Code), as amended from time to time.

      (b) Registration of transfers of shares of stock of the Corporation shall be made only on the books of the Corporation upon request of the registered holder thereof, or of such holder's attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and upon the surrender of the certificate or certificates evidencing such shares properly endorsed or accompanied by a stock power duly executed.

      SECTION 4. ADDRESSES OF STOCKHOLDERS. Each stockholder shall designate to the Secretary of the Corporation an address at which notices of meetings and all other corporate notices may be served or mailed to such stockholder, and, if any stockholder shall fail to so designate such an address, corporate notices may be served upon such stockholder by mail directed to such stockholder at such stockholder's post office address, if any, as the same appears on the share record books of the Corporation or at such stockholder's last known post office address.

      SECTION 5. LOST, DESTROYED OR MUTILATED CERTIFICATES. A holder of any shares of stock of the Corporation shall promptly notify the Corporation of any loss, destruction or mutilation of any certificate or certificates evidencing all or any such shares of stock. The Board may, in its discretion, cause the Corporation to issue a new certificate in place of any certificate theretofore issued by it and alleged to have been mutilated, lost, stolen or destroyed, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction, and the Board may, in its discretion, require the owner of the lost, stolen or destroyed certificate or such owner's legal representative to give the Corporation a bond sufficient to indemnify the Corporation against any claim made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

      SECTION 6. FACSIMILE SIGNATURES. Any or all of the signatures on a certificate evidencing shares of stock of the Corporation may be facsimiles.

      SECTION 7. REGULATIONS. The Board may make such rules and regulations as it may deem expedient, not inconsistent with the Restated Certificate of Incorporation or these Restated By-Laws, concerning the issue, transfer and registration of certificates evidencing stock of the

Corporation. It may appoint, or authorize any principal officer or officers to appoint, one or more transfer agents and one or more registrars, and may require all certificates of stock to bear the signature or signatures (or a facsimile or facsimiles thereof) of any of them. The Board may at any time terminate the employment of any transfer agent or any registrar of transfers. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall cease to be such officer, transfer agent or registrar, whether because of death, resignation, removal or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed or whose facsimile signature has been placed upon such certificate or certificates had not ceased to be such officer, transfer agent or registrar.

      SECTION 8. RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other such action. A determination of stockholders entitled to notice of, or to vote at, any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

      SECTION 9. REGISTERED STOCKHOLDERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

      SECTION 10. STOCKHOLDER AGREEMENTS. Shares of stock of the Corporation may be subject to one or more agreements abridging, limiting or restricting the rights of any one or more stockholders to sell, assign, transfer, mortgage, pledge or hypothecate any or all of the stock of the Corporation held by them, or providing for preemptive rights, or may be subject to one or more agreements providing a purchase option with respect to any shares of stock of the Corporation. If such agreements exist, all certificates evidencing shares of stock subject to such abridgements, limitations, restrictions or options shall have reference thereto endorsed on such certificate and such stock shall not thereafter be transferred on the books of the Corporation except in accordance with the terms and conditions of such agreement of agreements. Copies of such agreement or agreements shall be maintained at the offices of the Corporation.

                                  ARTICLE VIII

                                BOOKS AND RECORDS

      The books and records of the Corporation may be kept at such place or places within or without the State of Delaware as the Board may from time to time determine.

                                  ARTICLE IX

                                     SEAL

      The Board shall provide a corporate seal which shall bear the full name of the Corporation.

                                   ARTICLE X

                                  FISCAL YEAR

      The fiscal year of the Corporation shall be fixed, and shall be subject to change from time to time, by the Board.

                                  ARTICLE XI

                                INDEMNIFICATION

      SECTION 1. GENERAL. The Corporation (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or an officer of the Corporation, or is or was serving at the request of the Corporation as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (ii) may indemnify, if the Board of Directors determines such indemnification is appropriate, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

      SECTION 2. DERIVATIVE ACTIONS. The Corporation (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or an officer of the Corporation, or is or was serving at the request of the Corporation as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, a now or hereafter in effect, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (ii) may indemnify, if the Board of Directors determines such indemnification is appropriate, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was an employee or an agent of the Corporation, or is or was serving at the request of the Corporation as an employee or an agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      SECTION 3. SUCCESSFUL DEFENSE. To the extent that (i) a director or an officer of the Corporation or (ii) any other employee or agent of the Corporation who the Board of Directors has authorized the Corporation to indemnify, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections 1 and 2 above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

      SECTION 4. PROCEEDINGS INITIATED BY ANY PERSON. Notwithstanding anything to the contrary contained in sections 1 or 2 above, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors.

      SECTION 5. PROCEDURE. Any indemnification under sections 1 and 2 above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in sections 1 and 2 above. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

      SECTION 6. ADVANCEMENT OF EXPENSES. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation pursuant to this
Article XI or as otherwise authorized by law. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

      SECTION 7. RIGHTS NOT EXCLUSIVE. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this
Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

      SECTION 8. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

      SECTION 9. DEFINITION OF "CORPORATION". For purposes of this Article XI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this
Article XI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

      SECTION 10. CERTAIN OTHER DEFINITIONS. For purposes of this Article XI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation", as referred to in this Article XI.

      SECTION 11. CONTINUATION OF RIGHTS. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      SECTION 12. REPEAL OR MODIFICATION. Any repeal or modification of this
Article XI by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to advancement of expenses that any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

      SECTION 13. AMENDMENTS TO DGCL. If the DGCL is amended hereafter to broaden the rights of those seeking indemnification or advancement of expenses, then such rights shall be extended to such persons to the fullest extent authorized by the DGCL, as so amended, without further action by either the Board of Directors or the stockholders of the Corporation.

                                   ARTICLE XII

                                   AMENDMENTS

      These Restated By-Laws, or any of them, may be altered, amended or repealed, or new by-laws may be made, but only to the extent any such alteration, amendment, repeal or new by-law is not inconsistent with any provision of the Restated Certificate of Incorporation, by a majority of the whole Board of Directors; provided, however, that no alteration, amendment or repeal of Section 8 of Article III of these Restated By-Laws may be made by the Board without the consent of all of the directors.

                                       18
                                                                    APPENDIX 4

AMALGAMATION OF COMPANIES

      104 I. Two or more companies which are registered in Bermuda may be subject to the consent of the Minister given in his discretion amalgamate and continue as one company:

            Provided that if the amalgamated company is to be a local company it shall comply with the Third Schedule.

            II.The companies shall, not more than three months prior to an application for the consent of the Minister under subsection (1), advertise in an appointed newspaper their intention to amalgamate.

AMALGAMATION OF EXEMPTED COMPANY AND FOREIGN CORPORATION

      104A A. An exempted company and a body incorporated outside Bermuda (hereinafter in this section referred to as a "foreign corporation") may apply to the Minister for consent to amalgamate and continue as an exempted company registered in Bermuda to which the provisions of this Act and any other relevant laws of Bermuda shall apply.

            B. An application for consent under subsection (1) shall be in such form, and be accompanied by an application fee and such documents, as the Minister may determine, including documentary proof, satisfactory to the Minister, that the foreign corporation has obtained all necessary authorization required under the laws of the country in which it was incorporated to enable it to make the application.

            C. The exempted company and the foreign corporation shall, not more than three months prior to an application for the consent of the Minister under subsection (1), advertise in an appointed newspaper their intention to amalgamate.

            D. The provisions of sections 105 and 109, MUTATIS MUTANDIS, apply to an amalgamation under this section in the same way as they apply to an amalgamation under section 104.

            E. The Minister shall not grant consent under this section to a foreign corporation carrying on banking business as defined in the Banks Act 1969 [TITLE 17 ITEM 20].

AMALGAMATION AGREEMENT

      105 (1) Each company proposing to amalgamate shall enter into an agreement setting out the terms and means of effecting the amalgamation and, in particular, setting out:

                 (a) the provisions that are required to be included in the memorandum;

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
                 (b) the name and address of each proposed director of the
                     amalgamated company;

                 (c) the manner in which the shares of each amalgamating company are to be converted into shares or other securities of the amalgamated company;

                 (d) if any shares of an amalgamating company are not to be converted into securities of the amalgamated company, the amount of money or securities that the holders of such shares are to receive in addition to or instead of securities of the amalgamated company;

                 (e) the manner of payment of money instead of the issue of fractional shares of the amalgamated company or of any other securities which are to be received in the amalgamation;

                 (f) whether the bye-laws of the amalgamated company are to be those of one of the amalgamating companies and, if not, a copy of the proposed bye-laws; and

                 (g) details of any arrangements necessary to perfect the
                     amalgamation and to provide for the subsequent management and operation of the amalgamated company.

            (2) If shares of one of the amalgamating companies are held by or on behalf of another of the amalgamating companies, the amalgamation agreement shall provide for the cancellation of such shares when the amalgamation becomes effective without any repayment of capital in respect thereof, and no provision shall be made in the agreement for the conversion of such into shares of the amalgamated company.

SHAREHOLDER APPROVAL

      106 (1) The directors of each amalgamating company shall submit the amalgamation agreement for approval to a meeting of the holders of shares of the amalgamating company of which they are directors and, subject to subsection (4), to the holders of each class of such shares.

            (2) A notice of a meeting of shareholders complying with section 75 shall be sent in accordance with that section to each shareholder of each amalgamating company, and shall:

                 (a) include or be accompanied by a copy of the amalgamating agreement; and

                 (b) subject to subsection (2A) state:

                     (i) the fair value of the shares as determined by each amalgamating company; and

                     (ii) that a dissenting shareholder is entitled to be paid
                          the fair value of his shares.

            (2A) Nowithstanding subsection 2(b)(ii), failure to state the matter referred to in that subsection does not invalidate an amalgamation.

            (3) Each share of an amalgamating company carries the right to vote in respect of an amalgamation whether or not it otherwise carries the right to vote.

            (4) The holders of shares of a class of shares of an amalgamating company are entitled to vote separately as a class in respect of an amalgamation if the amalgamation agreement contains a provision which would constitute a variation of the rights attaching to any such class of shares for the purposes of section 47.

            (4A) The provisions of the bye-laws of the company relating to the holding of general meetings shall apply to general meetings and class meetings required by this section provided that, unless the bye-laws otherwise provide, the resolution of the shareholders or class must be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares of the company or the class, as the case may be, and that any holder of shares present in person or by proxy may demand a poll.

            (5) An amalgamation agreement shall be deemed to have been adopted when it has been approved by the shareholders as provided in this section.

            (6) Any shareholder who did not vote in favour of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the givng of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

            (6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either:

                 (a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

                 (b) to terminate the amalgamation in accordance with subsection
                     (7).

            (6B) Where the Court has appraised any shares under subsection (6) and the amalgamation has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares if less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

            (6C) No appeal shall lie from an appraisal by the Court under this section.

            (6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

            (7) An amalgamation agreement may provide that at any time before the issue of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating companies.

SHORT FORM AMALGAMATION

      107 (1) A holding company and one or more of its wholly-owned subsidiary companies may amalgamate and continue as one company without complying with section 105 and 106 if:

                 (a) the amalgamation is approved by a resolution of the
                     directors of each amalgamating company; and

                 (b) the resolutions provide that:

                     (i) the shares of each amalgamating subsidiary company shall be cancelled without any repayment of capital in respect thereof;

                     (ii) the memorandum of amalgamation shall be the same as
                          the memorandum of the amalgamating holding company;
                          and

                     (iii)no securities shall be issued by the amalgamated
                          company in connection with the amalgamation.

            (2) Two or more wholly-owned subsidiary companies of the same holding company may amalgamate and continue as one company without complying with sections 105 and 106 if:

                 (a) the amalgamation is approved by a resolution of the
                     directors of each amalgamating company; and

                 (b) the resolutions provide that:

                     (i) the shares of all but one of the amalgamating subsidiary companies shall be cancelled without any repayment of capital in respect of such shares;

                     (ii) the memorandum shall be the same as the memorandum of the amalgamating subsidiary company whose shares are not cancelled.

            (3) The amalgamating companies may elect to combine their respective authorized share capitals and in the resolutions approving the amalgamation they shall state whether or not they so elect.

            (4) For the purposes of subsection (1), the expression "holding company" or "subsidiary company" does not include an overseas company.

            (5) For the purposes of subsection (2), the expression "subsidiary company" does not include an overseas company.

REGISTRATION OF AMALGAMATED COMPANIES

      108 (1) Subject to subsections (2) and (3) after the amalgamation of companies has been adopted, the amalgamated company shall on application be registered by the Registrar and a certificate of amalgamation issued to the company.

            (2) Any application for the registration of an amalgamated company shall be accompanied by:

                 (a) the consent of the Minister;

                 (b) the registered address of the amalgamated company;

                 (c) the memorandum of the amalgamated company; and

                 (d) the documents referred to in subsection (3).

            (3) An application for registration of an amalgamated company shall have attached to it a statutory declaration by an officer of each amalgamating company and establishes to the satisfaction of the Registrar that there are reasonable grounds for believing that:

                 (a) each amalgamating company is and the amalgamated company will be able to pay its liabilities as they become due;

                 (b) the realizable value of the amalgamated company's assets will not be less than the aggregate of its liabilities and issued capital of all classes; and either

                 (c) no creditor will be prejudiced by the amalgamation; or

                 (d) adequate notice has been given to all known creditors of the amalgamating companies and no creditor objects to the amalgamation otherwise than on grounds that are frivolous or vexatious.

            (4) For the purposes of subsection (2), adequate notice is given if:

                 (a) a notice in writing is sent to each known creditor having a claim against the company that exceeds one thousand dollars; and

                 (b) a notice is published in an appointed newspaper stating that the company intends to amalgamate with one or more specified companies in accordance with this Act and that a creditor of the company may object to the amalgamation within thirty days from the date of the notice.

EFFECT OF CERTIFICATE OF AMALGAMATED COMPANIES

      109 On the date shown in a certificate of amalgamation:

                 (a) the amalgamation of the amalgamating companies and their continuance as one company shall become effective;

                 (b) the property of each amalgamating company shall become the property of the amalgamated company;

                 (c) the amalgamated company shall continue to be liable for the obligations of each amalgamating company;

                 (d) an existing cause of action, claim or liability to
                     prosecution shall be unaffected;

                 (e) a civil, criminal or administrative action or proceeding pending by or against an amalgamating company may be continued to be prosecuted by or against the amalgamated company;

                 (f) a conviction against, or ruling, order or judgment in
                     favour of or against, an amalgamating company may be enforced by or against the amalgamated company; and

                 (g) the memorandum of amalgamation shall be deemed to be the memorandum of the amalgamated company and the certificate of amalgamation shall be deemed to be the certificate of incorporation of the amalgamated company; however, the date of incorporation of a company is its original date of incorporation and its amalgamation with another company does not alter its original date of incorporation.